As filed with the Securities and Exchange Commission on August 1, 2002


                                                     Registration No. 333-89002




                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                AMENDMENT NO. 2
                                       TO
                                   FORM SB-2/A


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   VALESC INC.
                  ---------------------------------------------
                 (Name of small business issuer in its charter)

                                    Delaware
             -------------------------------------------------------
            (State or jurisdiction of incorporation or organization)

                                      5047
             -------------------------------------------------------
            (Primary Standard Industrial Classification Code Number)

                                   23-3048857
                      ------------------------------------
                      (I.R.S. Employer Identification No.)

        2300 Coit Road, Suite 300B, Plano, Texas 75075 (972) 495-3900
        -------------------------------------------------------------
          (Address and telephone number of principal executive offices)

   1730 SW Skyline Boulevard, Suite 102, Portland, Oregon 97221 (503) 244-5420
   ---------------------------------------------------------------------------
                    (Address of principal place of business)

           Hecht & Associates, P.C., 60 East 42nd Street, Suite 5101,
                         New York, New York 10165-5101
                                 (212) 490-3232
 -------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

    From time to time after the effective date of this Registration Statement
   --------------------------------------------------------------------------
                (Approximate date of proposed sale to the public)

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                                       CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS                  AMOUNT TO BE       PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
OF SECURITIES TO BE                  REGISTERED(1)     OFFERING PRICE PER   AGGREGATE OFFERING     REGISTRATION FEE
REGISTERED                                                  UNIT (2)             PRICE
-------------------                  -------------     ------------------   ------------------     ----------------

I. Common Stock, $.0001
par value, underlying
Warrants issued to
certain investors  ..............         454,000           $    .40            $  181,600          $    45.40

II. Common Stock, $.0001
par value (3) ......................      807,948           $    .40            $  323,179          $    80.79

                                       ----------                               ----------          ----------
           Totals                       1,261,948                               $  504,779          $   126.19*



* Previously paid.


(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2) We estimated the price of our shares in order to calculate the registration fees, as determined in accordance with Rule 457, by using the most recent price at which we sold common stock to investors in private placements.

(3) Represents shares to be sold from time to time by stockholders who received common stock in exchange for their investment(s) in the Company.



                                   PROSPECTUS

                                1,261,948 SHARES
                                 OF COMMON STOCK

                                 VALESC INC.(sm)

          We are registering 1,261,948 shares of our common stock for resale from time to time by the shareholders and warrant holders listed below, who may resell their shares at the set rate of $.40 per share until such time as our common stock is quoted in the over-the-counter market, and then at prevailing market prices, at negotiated prices or otherwise.

           The following shareholders and warrant holders can resell the shares listed below under this prospectus:

           (1) 807,948 shares of common stock we issued to investors in exchange for funds invested in the Company; and

           (2) 454,000 shares of common stock issuable under warrants issued in connection with loans to the Company.

           No market currently exists for our shares. We will receive no proceeds from the sale of shares under this prospectus.

           INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

           NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THESE SHARES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The information in this prospectus is not complete and may be changed.

           The shareholders and warrant holders may not sell these shares until the registration statement is effective. This prospectus is not an offer to sell or a solicitation for buyers in any state where such offers or sales are not permitted.



                 The date of this prospectus is August 1, 2002.

                                TABLE OF CONTENTS

                                     PART I

Prospectus Summary.............................  5
Risk Factors...................................  7
Determination of Offering Price................ 10
Selling Stockholders........................... 10
Plan of Distribution........................... 13
Description of Securities...................... 14
Market for Common Stock
  and Related Stockholder Matters.............. 16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................... 17
Business of the Company
           Historical Background............... 21
           Business............................ 23
           Competition......................... 24
           Employees........................... 24
           Description of Property............. 24
           Legal Proceedings................... 24
           Government Regulation............... 24
Management..................................... 25
Compensation................................... 26
Security Ownership of Certain
  Beneficial Owners and Management............. 27
Changes in and Disagreements with
  Accountants on Accounting and
  Financial Disclosure......................... 28
Interests of Named Experts and Counsel......... 29
Disclosure of Commission Position
  on Indemnification for Securities
  Act Liabilities.............................. 29
Certain Relationships and
  Related Transactions......................... 29
Financial Statements and Index................. F-1 to F-16

                                    PART II
                          (not included in prospectus)

Indemnification of Directors
     and Officers ............................. 31
Other Expenses of Issuance
     and Distribution ......................... 31
Recent Sales of Unregistered
     Securities ............................... 32
Undertakings .................................. 33
Signatures .................................... 34
Exhibit Index ................................. 35

                               PROSPECTUS SUMMARY

     The following is only a summary of the pertinent information regarding this offering, so you should read the whole prospectus before making an investment decision.




THE OFFERING

Common Stock
Offered                               1,261,948 shares

Common Stock Outstanding
Prior to this Offering               10,396,048 shares

Common Stock Outstanding
After this Offering                  10,850,048 shares*


Use of Proceeds                       We will not receive any of the proceeds
                                      from sales of shares offered under this
                                      prospectus.

Material Risk Factors                 Because an investment in our company
                                      involves a high degree of risk, please
                                      carefully review the section entitled
                                      "RISK FACTORS".

* Assuming all warrant investors exercise their warrants.


THE COMPANY

           We are a sales organization representing manufacturers of orthopedic care and surgical products. These products include scopes, burrs, saws, cutters, replacement joints, braces and other implements used in orthopedic surgeries and post-surgical care and rehabilitation. Generally, our products are sold directly to either the surgical practice performing the procedure or the affiliated hospital or surgery center where the procedure is performed. We earn revenues either through commission agreements with the manufacturers we represent, or through the distribution of products. Our immediate goal is to expand our product range and its geographic territory. See "BUSINESS OF THE COMPANY-BUSINESS".

        Our principal offices are located at 2300 Coit Road, Suite 300B, Plano, Texas, and our telephone number is (972) 495-3900. Our subsidiary, OJI Surgical, Inc., also maintains a sales office at 1730 SW Skyline Boulevard, Portland, Oregon, telephone number (503) 244-5420.

SUMMARY FINANCIAL INFORMATION

           This information was derived from the audited consolidated financial statements and unaudited consolidated financial statements for the three months ended March 31, 2002 of Valesc Inc. and subsidiary included elsewhere in this prospectus. See Note A-3 to the Consolidated Financial Statements for a description of our acquisition of OJI Surgical, Inc. and related accounting.

                                         VALESC INC. AND SUBSIDIARY (1)
                                           YEAR ENDED             THREE MONTHS
                                          DECEMBER 31,               ENDED
                                     2001              2000      MARCH 31, 2002

                                -------------     -------------- --------------

Total Assets                     $ 85,690          $ 37,377        $  93,861
Total Liabilities                 801,160            45,522          791,953
Total Stockholders'
    Equity (Deficit)             (715,470)           (8,145)        (698,092)

Total Revenue                     259,492           480,690           54,624
Net Income (Loss)                 (46,974)           (8,785)        (139,422)
Net Income (Loss) per Share      $   (.01)         $   (.00)       $    (.01)

(1) Demonstrates the financial information of the accounting acquiror ("OJI") pursuant to the reverse acquisition accounting rules, with the financial information of Valesc Inc. (the legal acquiror) combined since the date of merger (December 17, 2001), as presented in the accompanying consolidated financial statements.


                                  RISK FACTORS


           The shares of our common stock being offered are highly speculative and involve a high degree of risk. Only those persons able to lose their entire investment should purchase these shares. Before purchasing any of these shares, you should carefully consider the following factors relating to our business and prospects. You should also understand that this prospectus contains "forward-looking statements." These statements appear throughout this prospectus and include statements as to our intent, belief or current expectations or projections with respect to our future operations, performance or position. Such forward-looking statements are not guarantees of future events and involve risks and uncertainties. Actual events and results, including the results of our operations, could differ materially from those anticipated by such forward-looking statements as a result of various factors, including those set forth below and elsewhere in this prospectus.


WE HAVE LOST MONEY SINCE INCEPTION. IF WE CONTINUE TO LOSE MONEY, WE WILL BE UNABLE TO PURSUE OUR BUSINESS PLAN AND YOU MAY LOSE YOUR INVESTMENT.

           We were incorporated on June 2, 2000, and we have lost money since inception. Valesc Inc. (on a stand-alone basis, without considering the impact of the merger with OJI) lost $1,083,995 for the year ended December 31, 2001 and Valesc Inc. and OJI combined lost $139,422 for the quarter ended March 31, 2002, and we expect operating losses within the foreseeable future until we can expand our sales force and product line significantly. OJI Surgical, Inc., our wholly-owned subsidiary, does not generate sufficient cash-flow to cover the Valesc operating costs, and we may never make money. As of March 31, 2002, we also owed $791,953, primarily in accounts payable, notes payable and unpaid salaries to our management and had a stockholders' deficit of $698,092. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." We are subject to all of the business risks associated with a new enterprise, including risks of unforeseen capital requirements, failure of market acceptance of the products we sell or distribute and failure to establish and maintain business relationships. Any of these factors could cause our business plan to fail, and you may lose all or part of your investment.

OUR AUDITED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2001
CONTAIN "GOING CONCERN" LANGUAGE, MEANING THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN. IF WE CANNOT CONTINUE AS A GOING CONCERN, OUR BUSINESS WILL FAIL AND YOU MAY LOSE YOUR INVESTMENT.

           Because we have lost money since inception and as of March 31, 2002 had a deficit of approximately $730,000 in working capital, which is not enough to cover our expected cash requirements, our auditor's report as of December 31, 2001 says there is substantial doubt about our ability to continue as a going concern. A "going-concern" opinion means that our auditor has prepared our financial statements assuming we will continue as a going-concern. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." Because we are not making money from operations at this time, we are attempting to raise additional funds by selling stock and borrowing from investors and/or banks. We will receive no proceeds from this offering. We are seeking additional private financings similar in structure to those we completed in the last year, as well as a larger financing arrangement as yet undetermined, to meet our liquidity needs and fund our plans. If we are not successful in raising additional funds, we will be required to defer expenditures and delay paying our vendors, in which case we may not be able to continue as a going concern, and our business will fail and you will lose your investment.

WE DERIVE NEARLY ALL OF OUR REVENUE FROM OUR RELATIONSHIPS WITH A LIMITED NUMBER OF SUPPLIERS AND THE LOSS OF ANY OF THESE RELATIONSHIPS COULD CAUSE OUR SALES TO DROP SIGNIFICANTLY, INTERFERE WITH THE SUPPLY OF PRODUCTS WE SELL AND FORCE US TO SEEK ALTERNATIVE SUPPLIERS, WHICH IN TURN COULD CAUSE OUR BUSINESS TO FAIL.

           We derive nearly all of our revenue from our relationships with several medical equipment manufacturers, including our primary suppliers, Acumed, Inc. and Smith & Nephew, whose products accounted for approximately 47% and 36%, respectively, of our total revenue for the quarter ended March 31, 2002. Our agreement with Acumed and our agreements with our other suppliers are short-term and may be canceled by either party without cause by written notice. Most of these agreements also generally limit our ability to handle competing products during and, in some cases, after the term of the agreement, but allow the manufacturer to distribute directly to customers in certain cases, provided commissions are paid to us. Further, certain of these agreements provide that pricing and other terms of these relationships may be adjusted at the discretion of the manufacturers. Any termination or adverse adjustment to any of these relationships could cause a significant drop in our sales, interfere with the supply of products we sell and force us to seek alternative suppliers, which in turn could cause our business to fail.


BECAUSE WE ARE A VERY SMALL COMPANY, WE MAY HAVE DIFFICULTY ATTRACTING EXPERIENCED SALESPERSONS. IF WE CANNOT ATTRACT EXPERIENCED SALESPERSONS, WE MAY NOT BE ABLE TO GROW OUR BUSINESS AND REVENUE, IN WHICH CASE WE MAY CONTINUE TO LOSE MONEY AND OUR BUSINESS MAY FAIL.

           Effective coordination with the surgical staff on the proper use and surgical procedures required for orthopedic implants is critical to our ability to successfully market these and related products. Competition for salespersons with the proper experience in surgical procedures is intense. As a small company, it is very difficult to attract such persons and, thus, we will probably be required to expend substantial time and effort to train new salespersons before those individuals can make a meaningful contribution to our revenues. Harry Kraus is currently our only salesperson. If we cannot find properly trained people for our sales staff, our revenues will not be able to grow and we may continue to lose money; and if we hire and train our own, then expenses as a percentage of revenues will be disproportionately increased during the training period, during which time we may lose even more money. If we cannot grow our business and revenue, we may continue to be unprofitable and our business may fail.

THE MARKETS FOR MANY OF THE PRODUCTS WE SELL ARE CHARACTERIZED BY CHANGING TECHNOLOGY THAT CAN RESULT IN SHORT LIFE CYCLES OR OBSOLESCENCE OF PRODUCTS. OUR ABILITY TO COMPETE IS DEPENDENT, IN PART, UPON PRODUCT INNOVATION BY OUR SUPPLIERS, OVER WHICH WE HAVE NO CONTROL. IF INNOVATION DECLINES, WE MAY BE UNABLE TO COMPETE EFFECTIVELY, OUR SALES MAY DROP AND WE MAY CONTINUE TO LOSE MONEY.

           The markets for many products we sell, particularly orthopedic implants and related products, are characterized by changing technology, new product introductions and product enhancements, and evolving industry standards. The introduction or enhancement of products embodying new technology or the emergence of new industry standards could render existing products obsolete or result in short product life cycles. Accordingly, our ability to compete is in part dependent on the ability of our suppliers to continually offer enhanced and improved products, which we can then resell. Also, changing technology could reduce the need for our attendance in the operating room, which, in turn, may lead to a drop in our commission income due to the reduction of prices for the products we sell.

         Since innovation in the creation of new devices by new companies with insufficient capital for their own marketing staff is our source of product, should innovation decline, we may be unable to compete effectively, our sales may drop and we may continue to lose money.

WE MAY BE EXPOSED TO PRODUCT LIABILITY CLAIMS RESULTING FROM THE USE OF PRODUCTS WE SELL, WHICH COULD IMPACT OUR CASH FLOW, INCREASE INSURANCE COSTS AND CAUSE US TO CONTINUE TO LOSE MONEY.

           We may be exposed to product liability claims resulting from the use of the products we distribute. Our products can be used in high risk medical situations where there is a risk of injury. Component failures, manufacturing flaws, design defects or inadequate disclosure of product-related risks with respect to products we sell could result in injury to, or death of, a patient. We do not maintain liability insurance that includes product liability coverage. To date, there have been no material threatened or asserted claims against us. However, product liability claims in the future could result in judgments against us or, regardless of their ultimate outcome, costly litigation which could impact our cash flow, increase insurance costs and cause us to continue to lose money.

CHANGES IN THE LAWS AND REGULATIONS AFFECTING THE HEALTHCARE INDUSTRY RESULTING IN A REDUCTION IN GOVERNMENTAL SUPPORT OF HEALTHCARE COULD REDUCE PROFITS IN OUR INDUSTRY. BECAUSE WE ARE CURRENTLY UNPROFITABLE, A FURTHER EROSION OF PROFITS COULD CAUSE OUR BUSINESS TO FAIL.

           Our customers and suppliers are subject to extensive federal and state regulations relating to healthcare. In recent years there have been a number of government initiatives to reduce healthcare costs. Congress and various state legislatures have proposed changes in laws and regulations that could result in major restructuring of the healthcare industry. We cannot predict the extent to which changes in governmental support of healthcare services, the methods by which such services are delivered, the prices for such services or other legislation or regulation governing such services or mandated benefits may reduce profits in our industry. Because we are currently unprofitable and may not have the resources to adapt to industry changes, a further erosion of profits could cause our business to fail. See "BUSINESS OF THE COMPANY--GOVERNMENT REGULATION."

BECAUSE WE ARE A NEW COMPANY, WE DEPEND ON OUR KEY PERSONNEL FOR CRITICAL MANAGEMENT DECISIONS AND THESE PERSONS MAY LEAVE THE COMPANY IN THE FUTURE. IF ANY OF OUR KEY PERSONNEL LEAVE AND WE CANNOT REPLACE THEM, THE REMAINING PERSONNEL MAY NOT BE ABLE TO RUN THE COMPANY PROFITABLY AND OUR BUSINESS MAY FAIL.

           Because we are a new company, our success depends, to a significant extent, on our key employees, including our Chairman and Chief Executive Officer, Jeremy Kraus, our President, Samuel Cohen, and our Vice President, Garrett Miller, all of whom are under 27 years of age. Our recently acquired subsidiary, OJI Surgical, Inc., is run by Harry Kraus. These are currently our only executives, and the loss of any of them would make it difficult to operate the Company profitably. We have no key man insurance. Furthermore, we believe that our future success will also depend in part upon our ability to retain key management and to attract and motivate qualified personnel. Competition for capable people with experience and motivation in the sales and distribution of medical products is intense, so we may not be able to attract and retain them. If any of our key personnel leave and we cannot replace them, the remaining personnel may not be able to run the company profitably and our business may fail. See "MANAGEMENT."

BECAUSE OUR OPERATIONS CURRENTLY ARE NOT PROFITABLE, WE ARE DEPENDENT
ON FINANCING. IF WE CANNOT OBTAIN ADEQUATE FINANCING, OUR BUSINESS MAY FAIL AND YOU MAY LOSE YOUR INVESTMENT.

           We do not expect to make a profit from operations for the foreseeable future. However, our business strategy within the next 12 months contemplates the expansion of our business by, among other things, increasing our sales force. See "BUSINESS OF THE COMPANY -- BUSINESS." Therefore, we will need outside financing to pursue our business strategy. Given our current financial position and prospects for the immediate future, we expect to operate on a very limited budget.

           We will also need to raise additional capital in the long-term to continue operations and to accelerate our development and marketing plans. If we cannot obtain the financing to fund these needs, we may have to delay, scale back or eliminate some of our development or marketing programs which may cause us to be unprofitable. Although we have obtained short term bridge loans from investors, these loans are insufficient to meet our financing needs. If we cannot obtain other sources of financing, our business may fail and you may lose your investment.

THERE IS NO TRADING MARKET FOR OUR STOCK, WHICH COULD MAKE IT DIFFICULT FOR YOU TO SELL YOUR SHARES.

           Our common stock is not traded on any national securities exchange and is not listed by Nasdaq, which means you will not be able to sell your shares through any such exchange. Even if the stock is listed in the future, it will be subject to "penny stock" rules and regulations that may make it difficult to sell. In particular, broker-dealers who recommend our stock to people who are not established customers or qualifying investors must follow special sales procedures, including obtaining the purchaser's written consent prior to completing the transactions and delivering a schedule explaining the penny stock market and the associated risks before any sale. See "MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS." These requirements may make it difficult for you to sell your shares.

WE HAVE ISSUED OPTIONS AND WARRANTS THAT MAY DILUTE OUR SHAREHOLDERS AND CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO FALL, WHICH COULD MAKE IT DIFFICULT FOR YOU TO SELL YOUR SHARES, AS WELL AS HURT OUR ABILITY TO GET ADDITIONAL FINANCING THAT WE WILL NEED TO BECOME PROFITABLE.


           As of July 18, 2002, we had warrants and options outstanding for the purchase of 1,971,500 shares of our common stock, as well as options issuable to our executives over the next three years for up to 900,000 shares. In the future, we may issue more warrants or options under our stock option plan or otherwise. The exercise of options and warrants will dilute the percentage ownership of our other stockholders. It may also depress the price of our stock and make it difficult for you to sell your shares. Also, if our stock price drops, new investors or lenders may reconsider investing in us, making it harder for us to raise money and grow our business, in which case we may continue to lose money.


           In particular, as consideration for making a financing commitment to us, which has since been cancelled, we issued Commitment Warrants to Swartz Private Equity, LLC for 780,000 shares of stock, which will provide an opportunity for Swartz to profit from a rise in the price of our stock. Swartz will be likely to exercise the warrants at a time when we may be able to get financing on better terms than the warrants, which could make it difficult for us to get other financing.


WE MAY BE LIABLE FOR APPROXIMATELY $40,000 IN PROCEEDS RECEIVED FROM CERTAIN INVESTORS IN TWO SALES OF COMMON STOCK THAT MAY BE DEEMED NOT TO HAVE QUALIFIED FOR THE PRIVATE PLACEMENT EXEMPTION UNDER SECTION 4(2) OF THE SECURITIES ACT, WHICH COULD IMPACT OUR CASH FLOW AND CAUSE US TO HAVE INSUFFICIENT WORKING CAPITAL.

           During June 2002, we sold 62,500 shares of common stock to Brian Kraus and 37,500 shares to Mark Walsh in sales intended to qualify for the private placement exemption provided under Section 4(2) of the Securities Act. In response to the due diligence requests of Mr. Kraus and Mr. Walsh prior to the sales, we provided them with copies of our registration statement on Form SB-2 currently on file with the Commission, but not yet effective, and available publicly on the Commission's EDGAR database. By providing copies of the Form SB-2, we may have engaged in a "general solicitation" invalidating the Section 4(2) exemption from registration. Without the 4(2) exemption, the sales of shares to Mr. Kraus and Mr. Walsh would have violated Section 5 of the Securities Act, in which case we could be liable to Mr. Kraus and Mr. Walsh under Section 12(a)(1) of the Securities Act for the amount of the proceeds ($40,000) plus interest during the one year period following the sales. If we were forced to repay these proceeds, it would impact our cash flow and could cause us to have insufficient working capital.

                         DETERMINATION OF OFFERING PRICE

           There is no established public market for our shares. As a result, the offering price and other terms and conditions relative to our shares have been arbitrarily determined by us and do not bear any relationship to assets, earnings, book value, or any other objective criteria of value. In addition, no investment banker, appraiser, or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares. Therefore, the offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares of common stock offered in this prospectus.


                              SELLING STOCKHOLDERS


           The shares we are registering under this prospectus constitute approximately 12.1% of our outstanding common shares as of July 18, 2002 and may be sold by investors holding warrants and other stockholders who previously purchased our stock, each as described below.



WARRANT INVESTORS

           The investors listed below who have received warrants (the "Warrant Investors") may resell all of their shares under this prospectus. Each of the Warrant Investors received warrants in connection with loans made to us in the amounts specified, as well as registration rights requiring inclusion of the shares issuable upon exercise of these warrants in this registration statement.


                     Maximum                                                         Common Stock   Common Stock
Name of Selling      No. of        Exercise     Loan     Interest     Date of        Owned          Owned After   Percent Ownership
Stockholder          Shares        Price Per    Amount   Rate          Loan          Prior to        Offering       After Offering
                     Issuable      Share                                             Offering          (7)
                     under                                                             (5)
                     Warrant

Dean Vilone             25,000       $ .01      $10,000    14%       August 13, 2001    25,000            0                *

Paul Dorsey             14,000       $ .01      $ 5,000    14%       August 13, 2001    14,000            0                *

Harry Kraus(2)(4)       25,000       $ .01      $10,000    14%       July 26, 2001     194,632        144,632            1.3%
                        25,000       $ .33      $25,000    14%       October 3, 2001

Edward Kraus(1)(4)     100,000       $ .10      $23,000    14%       March 23, 2001    513,516        413,516            3.8%

Milton and
Golda
Toorans (3)             50,000       $ .01      $20,000    14%       April 20, 2001     88,951         38,951              *

Wetlands
Mitigation
Services, LLC(6)         15,000       $ .25      $ 5,000    10%      March 23, 2001     15,000            0                *

Christopher
Coons                   200,000      $ .01      $100,000   14%       June 19, 2001     200,000            0                *
                       ---------                --------
                        454,000                 $198,000



-----------
*   Less than 1%

(1) Edward Kraus is the father of Jeremy Kraus, our Chairman and Chief
    Executive Officer, and owns 413,516 of our shares directly and 78,736 shares indirectly through SMT Enterprises Corporation, which owns 2.5% of our common stock and is owned 29% by Edward Kraus.
(2) Harry Kraus, the President of OJI Surgical, Inc. and a Director, is the uncle of Jeremy Kraus, and owns 144,632 of our shares directly and 82,992 shares indirectly through SMT Enterprises Corporation, which owns 2.5% of our common stock and is owned 31% by Harry Kraus.
(3) Milton and Golda Toorans are the grandparents of Jeremy Kraus, and own 38,951 shares of our common stock.
(4) Harry Kraus and Edward Kraus own 31% and 29%, respectively, of SMT Enterprises Corporation, which in turn owns 266,000 shares, or 2.5%, of our common stock.
(5) Assuming that all Warrant Investors have exercised their warrants and including all shares of the class owned by the investor.
(6) Archibald Reid, Todd Collaruso and Matthew Mancuso are the principals of Wetlands and together own 40,000 shares of our common stock.

(7) Assuming all Warrant Investors sell their warrant shares in the offering.





           Warrant Investors are under no obligation to sell all or any portion of their shares. Particular Warrant Investors may not have a present intention of selling their shares and may sell less than the number of shares indicated. As of July 18, 2002, none of the Warrant Investors had exercised any warrants and none owned any of our stock, upon exercise of warrants or otherwise, except as set forth in the footnotes to the table above.


           Except for the family relationships with our officers specified in the footnotes above, none of the Warrant Inventors has had any relationship with us or any of our predecessors or affiliates within the past three years. None of the Warrant Investors and, to the best of our knowledge, no principal of any Warrant Investor, is a broker-dealer or an affiliate of a broker-dealer.

SELLING INVESTORS

           The shareholders listed below (the "Selling Investors"), who received shares (i) in exchange for their investments in us, (ii) in exchange for their shares of Valesc Inc., a New Jersey corporation we acquired on March 22, 2001, or (iii) in exchange for their shares of Atlas Holdings Inc., a New Jersey corporation we acquired on May 20, 2002, may resell all of their shares under this prospectus.






Name of Selling             Number of       Price per        Date of Purchase    Common Stock     Common Stock    Percent Ownership
Stockholder                 Shares          Share upon       or Acquisition      Owned Prior to   Owned After     After Offering
                                            Acquisition                          Offering(6)      Offering(10)

Andrewson, Katherine         5,000          $.25             March 22, 2001          5,000             0                    +
Century Goal Holding
  Ltd.(7)                   10,000          $.30             January 28, 2002      500,000          490,000               4.5%
Cipollone, Peter            20,000          $.25             March 22, 2001         20,000                0                  +
Colgan, Sean                20,000          $.25             March 22, 2001         20,000                0                  +
Cuffner, Monica             20,000          $.25             March 22, 2001         20,000                0                  +
Deutsch, Karin               8,000          $.25             March 22, 2001          8,000                0                  +
Dewey, Carpenter            75,000          $.33             October 24, 2001       75,000                0                  +
Hoffman, Joel               31,063          $  0*            May 20, 2002           31,063                0                  +
Holk, Timothy (3)           20,000          $.25             March 22, 2001         20,000                0                  +
Ingle, R. Edward            40,000          $.25             March 22, 2001         40,000                0                  +
Jaccarino, Michael           3,000          $.25             March 22, 2001          3,000                0                  +
Kaehler, Robert             10,000          $.25             March 22, 2001         10,000                0                  +
Klein, Robert and Helen     16,272          $  0*            May 20, 2002           16,272                0                  +
Klepacki, Jeffrey (3)       40,000          $.25             March 22, 2001         40,000                0                  +
Kraus, Daniel (5)            7,890          $  0*            May 20, 2002            7,890                0                  +
Linde, Virginia             31,063          $  0*            May 20, 2002           46,063                0                  +
Linde, Virginia             15,000          $.33             September 17, 2001        --                 0                 --
Lipman, Mae                  7,890          $  0*            May 20, 2002            7,890                0                  +
Loomis, Deborah             20,000          $.25             March 22, 2001         20,000                0                  +
Mehling, Andrea             20,000          $.25             March 22, 2001         20,000                0                  +
Miller, Gary and                                                                                          0
  Diane (1)                 40,000          $.25             March 22, 2001         40,000                0                  +
Miller, Scott (2)           10,000          $.25             March 22, 2001         10,000                0                  +
Nuzum, Henry                 3,000          $.33             June 8, 2001            3,000                0                  +
Osofsky, Anita              34,515          $  0*            May 20, 2002           34,515                0                  +
Otto, William               30,000          $.33             March 22, 2001         30,000                0                  +
Read, Joan(8)               20,000          $.25             March 22, 2001         20,000                0                  +
Reid, Archibald             30,000          $.33             March 22, 2001         30,000                0                  +
Saliba, Anis                20,000          $.25             March 22, 2001         20,000                0                  +
Shannon, Phillip            30,303          $.33             April 24, 2001         30,303                0                  +
Strawley, Jennifer           5,000          $.25             March 22, 2001          5,000                0                  +
Tay, William (9)             1,000          $.11             June 2, 2000          277,237          276,237                 2.5%
Toorans, Milton and                                                                                       0
  Golda (4)                 38,952          $  0*            May 20, 2002           88,951                0                  +
Torgerson, Ryan             15,000          $.33             March 22, 2001         15,000                0                  +
Weise, Linda                40,000          $.25             March 22, 2001         40,000                0                  +
Welsh, Thomas               20,000          $.25             March 22, 2001         20,000                0                  +
Whittaker, Richard          40,000          $.25             March 22, 2001         40,000                0                  +
Zador, William and
  Marlene                   10,000          $.25             March 22, 2001         10,000                0                  +
                            --------
                 Total      807,948



-------------

+    Less than 1%.

* Shares acquired by the former Atlas shareholders in the Atlas merger have no purchase price because they were acquired in exchange for Atlas shares. Atlas was the founding shareholder of Valesc NJ, and the Atlas shares were founders shares with zero basis because the shares were issued within one month of the formation of Atlas on November 14, 2000, at which time Atlas had no business or assets and was merely seeking investment opportunities, and no services of any kind were rendered or contemplated being rendered in exchange for the issuance of the shares. Atlas served only as a holding company for Valesc NJ prior to the merger of Valesc NJ into us on March 22, 2001.

(1) Gary and Diane Miller are the parents of Garrett Miller, our Vice President. They own 40,000 shares directly and 5,666 indirectly through SMT Enterprises Corporation.
(2) Scott Miller is the brother of Garrett Miller.
(3) Affiliate of a registered broker-dealer. These shareholders purchased our shares in the ordinary course of business and, at the time of purchase, we had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(4) Milton and Golda Toorans are the grandparents of Jeremy Kraus, our Chairman and Chief Executive Officer and also own warrants to purchase 50,000 shares.
(5) Daniel Kraus is the brother of Jeremy Kraus.
(6) Assuming that all Warrant Investors have exercised their warrants and including all shares of the class owned by the investor.
(7) Peter Liu is the Managing Director of Century, which owns a total of 500,000 shares, plus warrants to purchase an additional 500,000 shares.
(8) Owns 20,000 shares directly and 2,820 indirectly through SMT Enterprises Corporation.
(9) In connection with our formation on June 2, 2000, we issued a total of 5,000,000 shares to DotCom Internet Ventures Ltd. for services rendered to us, which amount was split on a 277,237 for 5,000,000 basis in March 2001. William Tay, our sole officer, director and shareholder from the time of formation until the Atlas merger on March 22, 2001, was the sole director, controlling shareholder and president of DotCom Internet Ventures.

10) Assuming all Selling Investors sell their shares in the offering.



           Selling Investors are under no obligation to sell all or any portion of their shares. Particular Selling Investors may not have a present intention of selling their shares and may sell less than the number of shares indicated.


           None of the Selling Investors has had any relationship with us or any of our predecessors or affiliates within the past three years, except in connection with providing consulting services, except as noted in the footnotes to the table above. As of July 18, 2002, none of the Selling Investors owned any of our stock except as set forth in the table above and in the table for Warrant Investors. None of the Selling Investors and, to the best of our knowledge, no principal of any Selling Investor, is a broker-dealer or an affiliate of a broker-dealer, except as set forth in the notes to the table above.

                              PLAN OF DISTRIBUTION

           The Warrant Investors and the Selling Investors may sell the stock directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire common stock as principals at the set rate of $.40 per share until such time as the common stock is quoted in the over-the-counter market. Thereafter, sales may be made
(i) at market prices prevailing at the time of sale, (ii) at prices related to such prevailing market prices, (iii) at negotiated prices or (iv) at fixed prices, which may be changed. These parties may distribute the stock in one or more of the following methods:


         (a) ordinary brokers transactions, which may include long or short sales;

         (b) transactions involving cross or block trades or otherwise on the open market;

         (c) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts under this prospectus;

         (d) "at the market" to or through market makers or into an existing market for the common stock;

         (e) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

         (f) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or

         (g) any combination of the above, or by any other legally available means.

           In addition, these parties may enter into (i) hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume, and (ii) option or other transactions with broker-dealers that require delivery by such broker-dealers of the common stock, which common stock may be resold thereafter under this prospectus.

           Brokers, dealers, underwriters or agents participating in the distribution of the common stock may receive compensation in the form of discounts, concessions or commissions from the sellers of common stock for whom they act (which compensation as to a particular broker-dealer may be in excess of customary commissions).

           Each of the Warrant Investors and Selling Investors, and any broker-dealers acting in connection with the sale of the common stock by this prospectus, may be deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act. Therefore, any commissions or profits realized by such parties on the resale of common stock as principals, may be deemed underwriting compensation under the Securities Act. Neither we nor the sellers can presently estimate the amount of such compensation. We do not know of any existing arrangements between the Warrant Investors and the Selling Investors and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common stock.

           The Warrant Investors and the Selling Investors, and any other persons participating in a distribution of our common stock will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, these parties and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions.

           Any securities covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under that Rule rather than under this prospectus.

           We cannot assure you that the Warrant Investors and the Selling Investors will sell any of their shares of common stock.


                            DESCRIPTION OF SECURITIES

           Our authorized capital stock consists of 100,000,000 shares of common stock, $.0001 par value per share, and 20,000,000 shares of preferred stock, $.0001 par value per share.

         Our transfer agent is StockTrans, Inc., 44 West Lancaster Avenue, Ardmore, PA 19003, telephone no. (610) 649-7300.

           The following summary of all material terms of our securities is subject to, and qualified in its entirety by, the provisions of our Articles of Incorporation and Bylaws.

COMMON STOCK


           As of July 18, 2002, there were 10,396,048 shares of common stock outstanding.


           Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to stockholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

           Holders of common stock are entitled to receive dividends declared by the Board of Directors out of legally available funds and, in the event of liquidation, to share pro rata in any distribution of assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid in the foreseeable future. Holders of common stock do not have preemptive rights to purchase any of our additional shares. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.


PREFERRED STOCK

           We are authorized to issue 20,000,000 shares of preferred stock, but to date no preferred stock has been issued and we have not designated any terms for the preferred stock.

SWARTZ WARRANTS

           As consideration for making a financing commitment to us, which has since been cancelled, Swartz Private Equity was issued the Commitment Warrants on April 24, 2001, subsequently amended with an issue date of May 21, 2002, to purchase 780,000 shares of our common stock. The exercise price for the Commitment Warrants is $1.00 per share, provided that on each six month anniversary of the issue date of May 21, 2002, if the shares are trading at that time, the exercise price is subject to adjustment based on the lowest closing price for the five trading days preceding the adjustment.

OTHER WARRANTS

           We have issued warrants to the Warrant Investors that may be exercised for up to 454,000 shares of common stock. Each of the Warrant Investors received warrants in connection with loans made to the Company, as well as registration rights requiring inclusion of the shares issued upon exercise of these warrants in this registration statement. For the terms of these loans and warrants, see "SELLING STOCKHOLDERS--WARRANT INVESTORS."

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

           There is currently no public market for our stock. The common stock is subject to the regulations of the SEC relating to the market for penny stocks. Penny stock, as defined by the Penny Stock Reform Act, is any equity security not traded on a national securities exchange or not quoted on the Nasdaq National or Small Cap Market that has a current price of less than $5.00 per share. The penny stock regulations generally require that a disclosure schedule explaining the penny stock market and risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The broker-dealer must make a suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures, including the actual sale or purchase price and actual bid/offer quotations, as well as the compensation to be received by the broker-dealer and certain associated persons. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit your ability to sell our stock in the secondary market.


           As of July 18, 2002, there was one class of common equity held by 54 holders of record, including those held in street name.



DIVIDENDS

           No dividends have been declared to date. There are no restrictions which affect or are likely to affect our ability to pay dividends in the future. However, we do not expect to pay dividends in the foreseeable future.

OPTIONS, WARRANTS AND RESTRICTED SECURITIES


           The exercise of outstanding options and warrants may adversely affect our stock price and your percentage ownership. As of July 18, 2002, there were outstanding warrants and options to purchase 1,971,500 shares of our common stock, including the Commitment Warrants to purchase 780,000 shares that were issued to Swartz. In addition, we have granted options to our executives exercisable over the next three years for up to 900,000 shares. See "MANAGEMENT--EMPLOYMENT AND RELATED AGREEMENTS." The exercise of stock options and warrants that are presently outstanding or may be issued in the future will dilute the percentage ownership of our other stockholders.

           We have issued "restricted securities" to investors that are not being registered in this offering and that may be eligible for resale pursuant to Rule 144 under the Securities Act either now or in the future, subject to expiration of the restricted period prescribed by Rule 144. As of July 18, 2002 these restricted securities in the aggregate represent 12.5% of our outstanding common stock and may be eligible for resale under Rule 144 during the months and in the amounts specified below:



                     AVAILABLE                             NUMBER OF SHARES
                     FOR RESALE
                     AS OF:

                     Present                                     620,237
                     January 2003                                490,000
                     April 2003                                   75,000
                     May 2003                                     12,500
                     June 2003                                   100,000
                                                               ---------
                                        Total                  1,297,737

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

           We acquired OJI Surgical, Inc. on December 17, 2001. Prior to the acquisition, we were not yet an operating company and therefore had financial performance driven by our expenses associated with becoming operational and completing the acquisition. OJI Surgical was an operating company for more than 10 years prior to the acquisition.

           Under generally accepted accounting principles, the acquisition is considered to be a capital transaction in substance, rather than a business combination. That is, the acquisition is equivalent to the issuance of stock by OJI for the net monetary assets of Valesc, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition, except that no goodwill is recorded. Under reverse takeover accounting, the post-reverse-acquisition comparative historical financial statements of the "legal acquirer" (Valesc) are those of the "accounting acquirer" (OJI).

COMBINED OPERATING RESULTS OF THE COMPANY COMPARING THE QUARTERS ENDED MARCH 31, 2002 AND 2001, AND THE YEARS ENDED DECEMBER 31, 2001 AND 2000.

REVENUE

           Revenues declined from $97,533 for the quarter ended March 31, 2001 to $54,624 for the quarter ended March 31, 2002. Approximately one-half of the decline was the result of less commission income, principally due to our sales force having been reduced to one person, thus resulting in lesser marketing, solicitation of customers and potential customers and less sales of all of the products we represent. Approximately one-half of the decline in revenues resulted primarily from our decision to cease providing complimentary reconditioning and repair service for our products and the products of our competitors, and the attendant reduction in sales staff associated with this elimination of services. OJI's revenues declined from $480,960 for the year ended December 31, 2000 to $259,492 for the year ended December 31, 2001. This decline resulted primarily from OJI's decision to cease providing complementary reconditioning and repair service for its products and the products of its competitors. These services became less attractive because of increased competition that resulted in an increasing administrative burden associated with processing transactions for a broader range of products. We may re-enter this complementary service offering in the future, but currently have no plans to do so. We did not separately track revenues and costs relating to this service offering to our customers.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

           Our operating expenses increased from $50,167 for the quarter ended March 31, 2001 to $164,840 for the quarter ended March 31, 2002, primarily as a result of the additional burden of the activities of Valesc Inc. after the merger as well as the commencement of our expansion plan. Selling, General and Administrative expenses for the OJI business remained relatively consistent for both quarters. Costs relating to the OJI operations have been reduced to the lowest sustainable levels, as there was only one employee (Harry Kraus) serving in a sales/executive capacity at a fixed salary in both periods, until such time as we can hire additional sales people and create a fixed and variable-cost compensation plan for such sales people. These Valesc Inc. and expansion plan activities included: expenses associated with our reporting obligations under the Securities Exchange Act of 1934, filings with the Securities and Exchange Commission pursuant to our Investment Agreement with Swartz Private Equity, OJI's rental of new office space and hiring of a new administrative staff person, and OJI's travel and other costs associated with seeking additional product lines to represent.

OJI's operating expenses decreased from $386,890 for the year ended December 31, 2000 to $289,478 for the year ended December 31, 2001, primarily as a result of a reduction in staff selling OJI's representative products and administrative support costs associated with increased personnel.

NET INCOME (LOSS)

           Our reported net income of $47,212 for the quarter ended March 31, 2001 as compared to net loss of ($139,422) for the quarter ended March 31, 2002, OJI reported a net loss of ($8,785) for the year ended December 31, 2000 as compared to net loss of ($46,974) for the current period, primarily as a result of the inclusion of Valesc Inc.'s net losses in the current quarter and the commencement of our expansion plan.

SIGNIFICANT COMMITMENTS OF THE COMBINED ENTITY


           We have no significant financial commitments beyond customary payables and employment contracts. As to our debt, $133,083 is due this year and $68,000 is due in 2003. We have discussed requesting extensions of the maturity dates for debt due this year with the debt holders listed as Warrant Investors in the table on page 11 of this prospectus, who constitute all of the holders of debt due this year. Based upon these discussions we believe our requests will be granted and that no material changes will be required in the terms of the arrangements currently in place.

CRITICAL ACCOUNTING POLICIES

REVENUE RECOGNITION

           In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition," to provide guidance on the recognition, presentation, and disclosure of revenue in financial statements. Our policies on revenue recognition are consistent with this bulletin. Commission income as a manufacturers' representative on new product sales are recorded in the period during which the underlying product sale occurs. Product returns by our customers are rare due to the specialized nature of the product, and therefore, we have concluded that no material allowance for refundable commission income on returned products is necessary at March 31, 2002 and December 31, 2001. Our revenues from product sales and service income are derived from the sale of new products distributed by us, and the refurbishment of used products. Revenue is recognized as products are delivered to our customers. As of the end of 2001 and during 2002, we were not distributing any new or refurbished products.


STOCK-BASED COMPENSATION

           As permitted by the Statement of Financial Accounting Standards No. 123 (SFAS No. 123), Accounting for Stock-Based Compensation, we account for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Compensation expense for stock options issued to employees is based on the difference, on the date of grant, between the fair value of our stock and the exercise price of the option. We account for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (EITF) Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction With Selling, or in Conjunction With Selling, Goods or Services." All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the date on which the counter-party's performance is complete.

LIQUIDITY AND CAPITAL RESOURCES OF THE COMBINED ENTITY

           As of March 31, 2002, we had cash and cash equivalents of $42,465, negative working capital of ($729,760) and a stockholder's equity (deficiency) of ($698,092). We have no credit or financing facility in place at the present time. Valesc Inc. received approximately $150,000 during the three months ended March 31, 2002 from private placements of equity. Cash used in operating activities of Valesc Inc. was approximately $(133,850) during the period ended March 31, 2002. The consolidated financial statements indicate that the profitability and operating contribution of OJI have not been sufficient to offset the developmental and expansion expenses reflected in the Valesc financial statements. Until we can significantly expand the business of OJI we will be unlikely to achieve profitability. As of March 31, 2002, our current assets are less than our cash requirements for three months activities. As a result of our lack of profitability, our accountants, in their report on the our financial statements for the period ended December 31, 2001, included an explanatory paragraph indicating there is substantial doubt about our ability to continue as a going concern. The time and money required before we can complete our expansion plan and implement our growth strategy cannot be estimated with precision. We expect significant expenditures associated with entering into the expansion plan, including the cost of hiring and "sponsoring" new salespeople and the cost of the upgraded software and administrative infrastructure necessary to manage them, as well as travel and other expenses associated with acquiring new product lines and territories. Our anticipated cash requirements for the next twelve months are approximately $550,000, which includes $250,000 to fund the expansion plan and an expected cash-flow deficit from regular operations of $300,000. Because we do not expect the expansion plan to begin contributing significantly to revenue during the next twelve months, we anticipate a negative cash-flow from regular operations similar to the previous year. The Company has commitments under employment agreements with each of its three executive officers totaling $130,269 in deferred salaries as of March 31, 2002. Total commitments under these agreements will be $300,894 as of March 31, 2003. Additionally, the Company has lease commitments totaling approximately $32,000 through March 31, 2005.

           As consideration for making a financing commitment to us, which was subsequently cancelled, Swartz Private Equity was issued the Commitment Warrants on April 24, 2001, subsequently amended with an issue date of May 21, 2002, to purchase 780,000 shares of our common stock. The exercise price for the Commitment Warrants is $1.00 per share, provided that on each six month anniversary of the issue date of May 21, 2002, if the shares are trading at that time, the exercise price is subject to adjustment based on the lowest closing price for the five trading days preceding the adjustment.

           We will receive no proceeds from this offering. We are seeking additional private financings similar in structure to those we completed in the last year, as well as a larger financing arrangement as yet undetermined, to meet our liquidity needs and fund our plans.


           During June 2002, we sold 100,000 shares of common stock to two investors in sales intended to qualify for the private placement exemption provided under Section 4(2) of the Securities Act. However, because the sales may not have qualified for the Section 4(2) exemption, we could be liable to the investors for the amount of the proceeds ($40,000) plus interest during the one year period following the sales.

SUBSEQUENT EVENTS

           On June 7, 2001, we entered into an equity line transaction under an Investment Agreement with Swartz Private Equity, which was amended and restated as of August 29, 2001 and September 26, 2001. The Investment Agreement entitled us to sell up to $20 million of our common stock to Swartz, subject to a formula based on our stock price and trading volume, from time to time over a three year period following the effective date of a registration statement covering the Swartz stock. We filed Amendment No. 2 of a registration statement on Form SB-2 covering the Swartz stock on March 25, 2002, but withdrew the registration statement on April 26, 2002. We were informed by the Commission that a "completed private placement" would be deemed not to have occurred in connection with an equity line transaction in cases where no market exists for the underlying securities at the time of registration. Because no market currently exists for our securities, we requested withdrawal. No shares of common stock of the Company were issued or sold under the Swartz registration statement. On May 21, 2002, we terminated the Investment Agreement. We may enter into another equity line transaction with Swartz after such time as our shares are traded on the OTC Bulletin Board.

                             BUSINESS OF THE COMPANY

HISTORICAL BACKGROUND

           We were incorporated on June 2, 2000 in the State of Delaware under the name NetCentral Capital Fund, Inc. We were formed as a development stage company for the specific purpose of becoming a reporting company with a class of registered securities to enable us to be in a better position to seek suitable acquisitions. On September 5, 2000, we filed a Form 10-SB General Form for Registration of Securities of Small Business Issuers. We had no operations prior to the acquisition of OJI Surgical, Inc., and we are not yet cleared by the National Association of Securities Dealers, Inc. for an unpriced quotation in the over-the-counter Bulletin Board. Upon effectiveness of this registration statement we intend to apply for such a clearance so that there is a basis for a meaningful market to permit trading in registered shares. William Tay was the sole director, officer and shareholder of NetCentral.

           On March 22, 2001 we acquired Valesc Inc., a New Jersey corporation ("Valesc NJ") for 8,964,008 shares of common stock, which we exchanged on a 1-for-1 basis with Valesc NJ stock. In anticipation of the acquisition, we executed a 1-for-18.04 reverse stock split that left us with 277,237 shares outstanding, and Valesc NJ executed a 2-for-1 stock split. As a result of the merger, Atlas Holdings Inc., the controlling shareholder of Valesc NJ, owned 8,458,008 or approximately 80% of our common stock at that time. Atlas Holdings was owned 50% by Jeremy Kraus, our Chairman and Chief Executive Officer, 12.5% by Garrett Miller, our Vice President and Director, 25% by Samuel Cohen, our President and Director, and 4% by Harry Kraus, the President of OJI Surgical and a Director.

           In connection with a simultaneous change of management upon consummation of the merger, we changed our name to Valesc Inc. The basis for our name is the Latin word VALESCO which means to grow strong.

           On March 22, 2001, William Tay resigned as an officer and director. Our new officers and directors are Jeremy Kraus, Samuel Cohen and Garrett Miller.

           On December 17, 2001, we acquired 100% of the capital stock of OJI Surgical, Inc., an Oregon corporation, from SMT Enterprises Corporation, in exchange for 266,000 shares of our common stock. OJI Surgical has been in business since 1988 and is now a wholly-owned subsidiary of Valesc. The purchase price was determined based upon a multiple of OJI's previous years' gross profits.

           OJI is operated by Harry Kraus, who serves as the sole director and President. Harry Kraus is the uncle of Jeremy Kraus, our Chief Executive Officer and director, and is also the owner of 31% of the outstanding capital stock of SMT.

           Two of our executive officers, Jeremy Kraus and Samuel Cohen, who are also shareholders and serve as directors, served as directors of SMT Enterprises Corporation until their resignation on May 17, 2002. As interested directors, Mr. Kraus and Mr. Cohen abstained from voting to authorize the acquisition of OJI on behalf of us and SMT.

           Edward Kraus, the President of SMT and a director and owner of 29% of the outstanding capital stock of SMT, is the father of Jeremy Kraus, our Chief Executive Officer and director. Robert Kraus, a director of SMT and owner of 25% of the outstanding capital stock of SMT, is the uncle of Jeremy Kraus, our Chief Executive Officer and director.


           On May 20, 2002, Atlas Holdings Inc., the holder of 82.8% of our stock on such date, which had no business or assets and served only as a holding company, was merged into us. Pursuant to the merger (a) each issued and outstanding share of the stock of Atlas was exchanged for 986.12568 shares of our common stock, for a total of 8,458,000 shares of our common stock to the Atlas shareholders, and (b) 8,458,000 shares of our common stock owned by Atlas prior to the merger were cancelled. Jeremy Kraus, our Chairman and Chief Executive Officer, Garrett Miller, our Vice President and Director, Samuel Cohen, our President and Director, and Harry Kraus, the President of our subsidiary, OJI Surgical, Inc. and a Director, owned 41%, 25%, 25% and 2%, respectively, of Atlas before the merger. As a result of the merger, they now beneficially own 34%, 21%, 21% and 2%, respectively, of our common stock. Each of the foregoing officers and Edward Kraus, who now owns 4.6% of our common stock, executed a shareholders agreement prohibiting transfers of shares except in certain circumstances and in limited amounts. The agreement also provides a right of first refusal in favor of the Company to purchase shares proposed to be transferred, which right is assignable to the other parties to the agreement at the discretion of the Company.


           On June 19, 2002, Harry Kraus was appointed as a director of Valesc.

BUSINESS

           We are a sales organization representing manufacturers of orthopedic care and surgical products. These products include scopes, burrs, saws, cutters, orthopedic implants, braces and other implements used in orthopedic surgeries and post-surgical care and rehabilitation. Generally, our products are sold directly to either the surgical practice performing the procedure or the affiliated hospital or surgery center where the procedure is performed. We do not manufacture any of the products we sell, but earn revenues either through commission agreements with the manufacturers we represent, or through the distribution of products. Our products currently include a variety of implements and tools utilized during surgical procedures, as well as artificial joints and other implants. We represent several different manufacturers who do not compete with one another under exclusive contracts covering defined territories generally within the northwest United States, some of which have been in place for as long as 11 years. Manufacturers generally pay us a fixed commission ranging from 12% to 25% of the sales price of goods sold.

           We do not carry any inventory and do not take ownership of the products we sell. Some of the products we sell are shipped directly to customers by the manufacturer. In this case our role is solely as a sales representative and we do not take part in the physical distribution of the product. In cases where we are responsible for physical distribution, we do not take ownership of the product or hold it in inventory, but merely accept delivery from the manufacturer and then make local delivery of the product to the customer. In these cases we serve as both a sales representative and as a logistical conduit for the products, with responsibility for the proper handling and short-term storage. We do not generally receive additional compensation for these additional services.

           Most of our representation agreements have a one-year term and are automatically renewable, although the agreements may be canceled by either party without cause upon prior notice. Two of our sales representation agreements with Smith & Nephew, which is one of our primary suppliers, were entered into by Harry Kraus personally rather than by OJI Surgical. Furthermore, these agreements contain provisions that could be deemed to result in a technical default upon the transfer of OJI's shares to Valesc in the OJI acquisition. Although these agreements are terminable at will, upon notice, by either party, we are in the process of seeking a waiver of any technical defaults from Smith & Nephew and the consent of Smith & Nephew for the assignment of these agreements to OJI. We do not expect any impairment of our relationship with Smith & Nephew as a result of the foregoing or any material changes to the agreements. Previously, we also served as distributors of certain orthopedic products, whereby we earned revenues on the sale of products. We took ownership of such products but generally did not carry inventories.

           Sales of products from our primary suppliers, Acumed, Inc. and Smith & Nephew, provided approximately 47% and 36%, respectively, of our total revenue for the quarter ended March 31, 2002.

           During the next twelve to eighteen months, we intend to devote our time and resources to the growth of our medical device sales business. We currently sell a variety of medical products, including replacement joints and surgical implements and tools, for use in the orthopedic care and surgical area. We intend to expand our sales of these products in three ways: (i) increased penetration in market areas already covered, (ii) the addition of sales personnel to expand our geographic coverage and (iii) the addition of new product lines. In the initial phase of our expansion plan over the next six to twelve months, we hope to increase our market penetration in areas already serviced by the company and to add new sales personnel to expand our geographic coverage. This additional coverage would initially focus on Northern Oregon and Southern Washington. In the second phase of our expansion plan over the period twelve to eighteen months from now, we will be focusing on the addition of new product lines. We expect these new product lines to include medical devices similar to the products we currently distribute but produced by different manufacturers.

           For our expansion to be successful, we will need to greatly expand our administrative capabilities and our sales force. We intend to invest approximately $100,000 in the purchase, customization and installation of accounting and back-office software to enable us to manage a larger number of transactions, customers and suppliers without substantially increasing our administrative staff. Selection, set-up and implementation of this back-office software is expected to take between six to nine months, and we will need to hire at least one additional employee to perform administrative tasks. We expect these requirements to add approximately $5,000 to our monthly general and administrative costs. We will also need to rent office space sufficient to house our expanded personnel and back office system.

           We also expect to incur significant expenses for hiring additional sales people. In addition to normal hiring costs, manufacturers' representatives like us generally "sponsor" new sales people for a period of up to one year during which the company subsidizes the employee's wages until they have built a sufficient customer base to support themselves solely on a commission basis. During this sponsorship period, new salespeople are often paid a base salary of $4,000 per month, leading to a total employee cost of approximately $7,000 per month including salary, payroll taxes, benefits and increased general and administrative costs associated with travel and office equipment. We expect to hire two additional salespeople during this expansion plan, each of whom will likely need to be fully sponsored for an average period of six months. This will result in a potential expenditure of approximately $85,000 associated with the expansion of our sales force, along with additional costs that we cannot predict at this time. These expenditures will represent a substantial increase over our current costs.

           We will need significant new financing in order to fund our expansion plan. The total expenses of our expansion plan as outlined above will approach $250,000 during the next twelve months. Although we expect additional costs to be offset by increased revenues, we cannot be certain whether increases in revenues will occur and whether any such increases will offset costs. We are seeking additional private financings similar in structure to those we completed in the last year, as well as a larger financing arrangement as yet undetermined, to meet our liquidity needs and fund our plans.

           We need to complete our expansion plan and achieve a substantial increase in revenues in order to become profitable. In the event we are unable to secure financing for the expansion plan, or if it is ineffective once completed, we will likely be unable to continue as a going concern.

COMPETITION

           The sale of medical products retailing for less than $10,000 is currently dominated by the sales organizations of Fortune 500 and other very large companies. There are also numerous small, independent manufacturers' representatives, such as Valesc, who are engaged in this business. Most of the companies presently engaged in this business are better financed and have a longer operating history than we do. Even if we are successful in our expansion plans, we would still have an insignificant market share of medical products retailing for less than $10,000.

           Competition within our industry is based largely on product selection and service level. Companies with a greater variety of products to sell generally possess an advantage over companies with more limited catalogues. Customers also expect a very high level of service, especially in connection with scheduling and delivering products, and training for the use of new products.

           As a small company, we are currently unable to offer a product selection on a competitive level. While our service level is comparable to that of our competitors, we cannot expand our product offerings due largely to the limitations of having only a single salesperson. We also face competition on the supply side due to the short-term nature of our representation agreements with manufacturers. Manufacturers look for companies capable of providing the highest sales and service levels, which reinforces the competitive nature of the demand side and puts small companies such as ours at a further competitive disadvantage. Our expansion plan seeks to address these competitive disadvantages.

EMPLOYEES

           We have five full-time employees, three of whom are also our officers and directors, and one of whom is Harry Kraus, President of our OJI Surgical operating subsidiary, a director, and the uncle of our Chief Executive Officer.

DESCRIPTION OF PROPERTY

         Apart from our OJI subsidiary, we do not own or rent any significant physical properties and are currently utilizing, at no cost, office space from our Chief Executive Officer. No decision has been made at this time as to where our headquarters will be located.

           OJI Surgical does not own any properties. In March of 2002, OJI entered into a three-year lease for approximately 700 square feet of office space located at 1730 SW Skyline Boulevard, Portland, Oregon, for $880 per month with maximum annual increases of 5%. OJI believes that this office space is adequate for its needs at this time.

LEGAL PROCEEDINGS

           We are currently not a party to any material pending legal proceeding, nor do we know of any proceeding that any governmental authority or anyone else may be contemplating against us. One of the shareholders of a predecessor to Atlas Holdings Inc., formerly our controlling shareholder, filed a suit against its predecessor seeking more shares which, if successful, would have made him an owner of more than 10% of Atlas Holdings' stock. That case was dismissed on July 20, 2000 for failure to prosecute. Atlas Holdings has advised us that it believes this suit against its predecessor was without merit and that there are valid and meritorious defenses to such claims if the suit is refiled.

GOVERNMENT REGULATION

           The healthcare industry is affected by extensive government regulation at the Federal and state levels. In addition, through the Medicare, Medicaid and other programs the Federal and state governments are responsible for the payment of a substantial portion of healthcare expenditures. Changes in regulations and healthcare policy occur frequently and may impact the current results of the growth potential for and the profitability of products sold by the Company. Although we are not a direct provider under Medicare and Medicaid, many of our customers are providers under these programs and depend upon Medicare and/or Medicaid reimbursement for a portion of their revenue. Changes in Medicare and Medicaid regulations may adversely impact our revenues and collections indirectly by reducing the reimbursement rate received by our customers and consequently placing downward pressure on prices we charge for our products.

            In certain cases, the ability of our customers to pay for the products we distribute depends on governmental and private insurer reimbursement policies. Consequently, those policies have an impact on the level of our sales. Continuing governmental and private third-party payor cost-cutting efforts have led and may continue to lead to significant reductions in the reimbursement levels. Furthermore, governmental reimbursement programs, such as the Medicare and Medicaid programs, are subject to substantial regulation by Federal and state governments, which are continually reviewing and revising the programs and their regulations. There can be no assurance that changes to governmental reimbursement programs will not have a material adverse effect on the Company.

            The Federal Food, Drug and Cosmetic Act and regulations issued or proposed thereunder provide for regulation by the Food and Drug Administration ("FDA") of the marketing, manufacturing, labeling, packaging and distribution of medical devices and drugs, including the products we distribute. The majority of our products constitute Class II products under FDA regulations, which must be appropriately labeled and packaged by the manufacturers. As a distributor of such products, we are subject to unscheduled FDA inspections of our facilities from time to time to determine compliance with FDA regulations.

            We are also subject to the Safe Medical Devices Act of 1990, which imposes certain reporting requirements on distributors in the event of an incident involving serious illness, injury or death caused by a medical device.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following are the names, ages and current positions of each of our directors and executive officers:

     NAME                 AGE          POSITION
     ----                 ---          --------
     Jeremy Kraus          26        Director, Chairman of the Board of
                                     Directors and Chief Executive Officer

     Samuel Cohen          25        Director and President (and acting chief
                                     financial and accounting officer)

     Garrett Miller        25        Director and Vice President

     Harry Kraus           46        President of OJI Surgical, Inc. and a
                                     Director

           The following is a description of the qualifications and experience of each of our current directors and executive officers:

           Jeremy Kraus is the Chairman of the Board of Directors and Chief Executive Officer and has served in this capacity since October 2000. Prior to this appointment, Mr. Kraus served as Chairman and Chief Executive Officer of Jeremy's MicroBatch Ice Creams for approximately three years. Mr. Kraus is a 1998 graduate of the Wharton School of the University of Pennsylvania, where he received a B.S. in economics. Apart from his work with MicroBatch, Mr. Kraus did not have significant business experience prior to graduation.

           Samuel Cohen is a Director and the President of the Company and has served in this capacity since October 2000. Prior to this appointment, Mr. Cohen served as Chief Operating Officer of Jeremy's MicroBatch Ice Creams for approximately two years and as a Product Design Consultant for Rosenbluth International for two years. Mr. Cohen is a 1998 graduate of the Wharton School of the University of Pennsylvania, where he received a B.S. in economics. Apart from his work with MicroBatch and Rosenbluth, Mr. Cohen did not have significant business experience prior to graduation.

           Garrett Miller is a Director and the Vice President of the Company and has served in this capacity since October 2000. Prior to this appointment, Mr. Miller served as management data contact for Mount Lucas Management, a hedge fund in Princeton, New Jersey, for approximately one year, and in 2000 Mr. Miller was a member of the U.S. Olympic Rowing Team that competed in Sydney, Australia. Mr. Miller is a 1999 graduate of the Wharton School of the University of Pennsylvania, where he received a B.S. in economics. Mr. Miller did not have significant business experience prior to graduation.

           Harry Kraus is the President of OJI Surgical, Inc. and was appointed a Director in June 2002, and is responsible for all of our sales efforts. Mr. Kraus served as President from the founding of OJI in 1988 to the present. Prior to founding OJI, Mr. Kraus served as a sales agent for the State of Oregon for Howmedica for two years. From 1984 to 1986, he served as product manager for Porous-Coated Knee Systems for Howmedica in Rutherford, New Jersey. From 1990 to 1999 Mr. Kraus served as a director of Acumed, Inc., a medical device manufacturer that is currently our primary supplier. In 1999, Acumed was sold to the Marmon Group in a private transaction. From 1978 to 1984, Mr. Kraus held a variety of corporate sales positions at Howmedica and I.B.M., both in Los Angeles, California. He is a 1978 graduate of San Jose State University, where he received a B.S. in Business Administration.

           Harry Kraus, the President of OJI Surgical, Inc. and a Director, is the uncle of Jeremy Kraus, our Chief Executive Officer.

           Directors serve until the next annual meeting or until their successors are qualified and elected. Officers serve at the discretion of the Board of Directors.

           During the past five years, none of our directors or executive officers has:

           (1) been general partner or executive officer of a business at the time a bankruptcy petition was filed by, or against it, or a receiver, fiscal agent or similar officer was appointed by a court for it or its property;

           (2) been convicted in a criminal proceeding and are not currently a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

           (3) been subject to an order, judgment or decree, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; or

           (4) been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, or the Commodity Futures Trading Commission, to have violated a federal of state securities or commodities law.

                                  COMPENSATION

           The following table provides information relating to compensation (i) for the period from our formation on June 2, 2000 through December 31, 2000, and for the year ended December 31, 2001, for each of our executive officers, and
(ii) for the last three fiscal years for the President of our OJI Surgical subsidiary. The amounts shown include compensation for services in all capacities provided to us.


                                          ANNUAL          LONG-TERM
                                       COMPENSATION      COMPENSATION
                                                            AWARDS
                                       ------------      -------------
NAME AND             PERIOD               SALARY          SECURITIES       ALL OTHER
PRINCIPAL                                                 UNDERLYING     COMPENSATION
POSITION                                                    OPTIONS
---------           --------           -------------     -------------   -------------

JEREMY KRAUS         10/24/00             $14,000             --              --
Chief Executive      to 12/31/00(1)
Officer
                     1/1/01               $50,000(3)         300,000(4)       --
                     to 12/31/01(2)

SAMUEL COHEN         10/24/00             $14,000             --              --
President            to 12/31/00(1)

                     1/1/01
                     to 12/31/01(2)       $50,000(3)         300,000(4)       --

GARRETT MILLER       1/1/01               $50,000(3)         300,000(4)       --
Vice President       to 12/31/01(2)

WILLIAM TAY          6/2/00                --                 --              --
(Chief Executive     to 12/31/00
Officer
prior to Merger)     1/1/01                --                 --            $75,000(5)
                     to 3/22/01

HARRY KRAUS          1/1/99
President of OJI     to 12/31/99          $209,898            --              --
Surgical, Inc. (6)
                     1/1/00
                     to 12/31/00          $126,804            --              --

                     1/1/01
                     to 12/31/01          $135,902            --              --





(1) Jeremy Kraus and Samuel Cohen began working for Valesc NJ upon its formation on October 24, 2000.

(2) Our current executive officers were appointed in connection with the closing of the merger on March 22, 2001. However, for services rendered prior to that date, we have entered into employment agreements with each of our current executive officers effective January 1, 2001. The terms of these agreements are substantially identical. See "MANAGEMENT--EMPLOYMENT AND RELATED AGREEMENTS".

(3) As of March 31, 2002, $130,269 in the aggregate was accrued and unpaid to Jeremy Kraus, Samuel Cohen, and Garrett Miller.

(4) Options vest in three tranches of 100,000 shares each on December 31, 2001, 2002 and 2003. See "MANAGEMENT--EMPLOYMENT AND RELATED AGREEMENTS".

(5) On March 2, 2001, Valesc NJ entered into an agreement with William Tay for consulting services. See "BUSINESS OF THE COMPANY--HISTORICAL BACKGROUND." The agreement provided for a total of $75,000 payable to Mr. Tay in installments from April 2001 through August 2001. To date we have paid approximately $50,000 under the agreement and are continuing to make payments on the remaining amount.

(6) We acquired OJI Surgical, Inc. on December 17, 2001. All compensation paid to Mr. Kraus was paid by OJI.




EMPLOYMENT AND RELATED AGREEMENTS

           Effective January 1, 2001, we entered into employment agreements with each of our executive officers containing identical terms. The agreements may be summarized as follows: (A) initial term of three years, with automatic one-year renewal terms thereafter; (B) during each year of the first three years, each executive shall receive: (i) during the first year, an annual base salary equal to the greater of (a) $50,000 or (b) 2.5% of the total revenue of Valesc and its subsidiaries for such year, up to a maximum of $150,000; (ii) during the second year, an annual base salary equal to the greater of (a) $55,000 or (b) 2.5% of the total revenue of Valesc and its subsidiaries for such year, up to a maximum of $165,000; and (iii) during the third year, an annual base salary equal to the greater of (a) $60,500 or (b) 2.5% of the total revenue of Valesc and its subsidiaries for such year, up to a maximum of $181,500; (C) the Board of Directors may consider one or more increases in the salary payable to the executive in respect of any renewal term; (D) in the event we are not in a position, due to our then-current financial situation, to make any salary payment(s) to the executives, the unpaid salary shall accrue without interest; and (E) all accrued and unpaid salary shall be immediately due and payable upon the occurrence of any "change of control", defined as the sale of a controlling interest in our capital stock to one or more buyers acting in concert, the sale of all or substantially all of our assets, or any corporate merger or consolidation resulting in one or more parties, who did not previously hold a controlling interest in our capital stock, owning a controlling interest in our capital stock or our successor entity; (F) the executives shall be eligible to participate in bonuses awarded to senior management to the extent that such bonuses are awarded or authorized by the Board of Directors from time to time.

           Because compensation in the employment agreements is based, in part, on a percentage of our revenue rather than net income, a possible conflict of interest exists for our executives, since management decisions that increase revenue in the short term may not be in the long term best interests of the Company.

           The total payments deferred pursuant to clause (D) above as of March 31, 2002 amounts to $130,269.

           In addition to the foregoing, each executive has been granted the option to purchase a total of 300,000 shares of common stock in equal installments of 100,000 shares at the end of each year of employment. The options are exercisable for a period of three years following the date of vesting, and the exercise price is as follows: (i) $.25 per share for the 100,000 shares that vest after the first year; (ii) $.50 per share for the 100,000 shares that vest after the second year; and (iii) $.75 per share for the 100,000 shares that vest after the third year. In the event the executive is terminated "without cause" by us or the executive terminates his employment
"for good reason", any options then outstanding that have neither vested nor been terminated as of such date shall vest and become subject to purchase by the executive.

           Effective January 1, 2002 and in connection with our acquisition of OJI Surgical, Inc., OJI entered into an employment agreement with its President, Harry Kraus. The agreement provides as follows: (A) an initial term of one year, with automatic one-year renewal terms thereafter; (B) a monthly salary of $10,800; (C) all accrued and unpaid salary shall be immediately due and payable upon the occurrence of any "change of control", defined as the sale of a controlling interest in OJI's capital stock to one or more buyers acting in concert, the sale of all or substantially all of our assets, or any corporate merger or consolidation resulting in one or more parties, who did not previously hold a controlling interest in OJI's capital stock, owning a controlling interest in OJI's capital stock; and (D) the executive shall be eligible to participate in bonuses awarded to senior management to the extent that such bonuses are awarded or authorized by the Board of Directors of OJI from time to time.

INCENTIVE STOCK OPTIONS

           Under our stock option incentive plan approved on April 1, 2001, directors and executive officers may receive options to purchase our common stock. No options may be granted at less than fair market value on the date of the grant. To date, no options have been granted to our directors or executive officers under the plan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


           The following table sets forth information furnished to us with respect to the beneficial ownership of our common stock by (i) each executive officer, director and nominee, and by all directors and executive officers as a group, and (ii) each beneficial owner of more than five percent of our outstanding common stock, in each case as of July 18, 2002. Unless otherwise indicated, each of the persons listed has sole voting and dispositive power with respect to the shares shown as beneficially owned.



TITLE            NAME OF                 AMOUNT AND NATURE OF   PERCENT OF
OF CLASS         BENEFICIAL OWNER        BENEFICIAL OWNERSHIP   CLASS
--------         --------------------    --------------------   ----------
Common           Jeremy Kraus                 3,510,937(1)        33.8%
Stock            Chairman and Chief
                 Executive Officer

Common           Samuel Cohen                 2,110,639(1)        20.3%
Stock            President and
                 Director

Common           Garrett Miller               2,110,639(1)        20.3%
Stock            Vice President
                 and Director

Common           Harry Kraus                    227,624(2)         2.2%
Stock            President of
                 OJI Surgical, Inc.
                 and Director

                                              ---------           -----
         Total (all directors and             7,959,834           76.6%
         executive officers as a group)


(1) Owned directly. Each officer also holds unexercised options to purchase 100,000 shares of common stock at $.25 per share. See "COMPENSATION -- EMPLOYMENT AND RELATED AGREEMENTS."

(2) Mr. Kraus owns 144,632 shares directly, subject to the lock-up agreement described below, and 82,992 shares indirectly through SMT Enterprises Corporation, which owns 2.5% of our common stock and is owned 31% by Harry Kraus. Mr. Kraus also holds warrants to purchase 50,000 shares of common stock. See "SELLING STOCKHOLDERS -- WARRANT INVESTORS."

           In connection with the merger of Atlas Holdings into us on May 20, 2002, each of our executive officers, including Harry Kraus, and Edward Kraus, executed a shareholders agreement prohibiting transfers of shares except in certain circumstances and in limited amounts. The agreement also provides a right of first refusal in favor of the Company to purchase shares proposed to be transferred, which right is assignable to the other parties to the agreement at the discretion of the Company.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

           On September 5, 2001, we decided to terminate our relationship with our independent accountants, Stan J.H. Lee, CPA, and engaged Grant Thornton LLP as our independent accountants to audit and report on our financial statements for the period from June 2, 2000 to December 31, 2000. Our Board of Directors approved this decision.

           Stan Lee's reports since our formation on June 2, 2000 do not contain any adverse opinion or a disclaimer of opinion, nor are they qualified or modified as to uncertainty, audit scope or accounting principles.

           Stan Lee was the beneficial owner of 14,700 shares of our common stock issued on April 20, 2001 upon exercise of an option granted by Valesc NJ, a company we acquired, pursuant to a consulting agreement between Valesc NJ and Stan Lee dated March 2, 2001, for services rendered in connection with the acquisition. Stan Lee's shares should have been cancelled following the acquisition because Stan Lee continued as our independent auditor. On August 23, 2001, we cancelled Stan Lee's shares pursuant to a Stock Cancellation Agreement between us and Stan Lee.

           For our first fiscal period ending December 31, 2000 and the interim period through September 5, 2001, we did not have any disagreements with Stan Lee on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Stan Lee, would have caused Stan Lee to make a reference to the subject matter of the disagreement(s) in connection with its report.

           For our first fiscal period ending December 31, 2000 and the interim period through September 5, 2001, there were no reportable events with Stan Lee as described in Item 304(a)(1)(iv)(B) of Regulation S-B.

           At no time during our first fiscal period ending December 31, 2000 and the interim period through September 5, 2001, and prior to engaging Grant Thornton, did we consult Grant Thornton regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (ii) any matter that was the subject of a disagreement as defined in paragraph 304(a)(1)(iv)(A) of Regulation S-B and the related instructions or a reportable event described in paragraph 304(a)(1)(iv)(B).

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

           Our Financial Statements included in this registration statement have been audited by Grant Thornton LLP, New York, New York, independent certified public accountants, to the extent, and for the periods set forth in their report thereon, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

           On January 1, 2002, we issued options for the purchase of 50,000 shares of our common stock to Hecht & Associates, P.C. Hecht & Associates was our counsel with respect to the preparation and filing of this registration statement. The options are exercisable until January 1, 2007. One half of the options vested on January 11, 2002 and the remaining one half vest 10 days after the date on which our shares begin trading. The options are exercisable at $.333 per share, subject to downward adjustment based upon the average trading price for the 10 days after the date on which our shares begin trading.


       DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
                                 ACT LIABILITIES


           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons by the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

           On March 23, 2001, Edward Kraus loaned us $23,000 pursuant to a Debenture and Warrant Purchase Agreement with an interest rate of 14%. The agreement provides warrants for the purchase of up to 100,000 shares of common stock at $.10 per share, exercisable until February 1, 2003. Edward Kraus is the father of Jeremy Kraus, our Chairman and Chief Executive Officer.

           On July 26, 2001, Harry Kraus loaned us $10,000 pursuant to a Debenture and Warrant Purchase Agreement with an interest rate of 14%. The agreement provides warrants for the purchase of up to 25,000 shares of common stock at $.01 per share, exercisable until February 1, 2003. On October 3, 2001, Harry Kraus loaned us an additional $25,000 pursuant to a Debenture and Warrant Purchase Agreement with an interest rate of 14%. The agreement provides warrants for the purchase of up to 25,000 shares of common stock at $.33 per share, exercisable until October 3, 2003. Harry Kraus, the President of OJI Surgical, Inc. and a Director, is the uncle of Jeremy Kraus, our Chairman and Chief Executive Officer.

           On April 20, 2001, Milton and Golda Toorans loaned us $20,000 pursuant to a Debenture and Warrant Purchase Agreement with an interest rate of 14%. The agreement provides warrants for the purchase of up to 50,000 shares of common stock at $.01 per share, exercisable until February 1, 2003. Milton and Golda Toorans are the grandparents of Jeremy Kraus, our Chairman and Chief Executive Officer.

           We entered into employment agreements with each of our three executive officers providing base salaries and options, and Harry Kraus entered into an employment agreement with OJI Surgical. See "MANAGEMENT--EMPLOYMENT AND RELATED AGREEMENTS."

           On January 1, 2001, we entered into an agreement with Garrett Miller appointing Mr. Miller as a director and providing compensation of $3,000 per month, a 4% equity interest and a 10% commission to Mr. Miller, payable in cash or stock, on total capital raised for us as a result of Mr. Miller's introductions. Mr. Miller earned a total of $12,000 in commissions under the agreement. On March 22, 2001, Mr. Miller's commission earnings and remaining equity were exchanged for a 12.5% equity interest in Atlas Holdings Inc., and all commission arrangements with Mr. Miller were eliminated. Atlas Holdings was owned 50% by Jeremy Kraus, our Chairman and Chief Executive Officer, 25% by Samuel Cohen, our President and Director, and the remaining 12.5% was owned by approximately nine persons, four of whom were related to Jeremy Kraus.

           On March 2, 2001, Valesc NJ entered into an agreement with William Tay, our sole director, officer and shareholder at the time, to compensate Mr. Tay for consulting services in connection with the acquisition of Valesc NJ. See "BUSINESS OF THE COMPANY--HISTORICAL BACKGROUND." The agreement provided for a total of $75,000 payable to Mr. Tay in installments from April 2001 through August 2001. To date we have paid approximately $53,000 under the agreement and are continuing to make payments on the remaining amount.

           On June 1, 1996, OJI Surgical, Inc. entered into a manufacturer's representative agreement with Acumed, Inc. The agreement has been renewed each year for one-year periods and is currently in effect. The terms of the agreement are consistent with OJI's other manufacturer's representative agreements. See "BUSINESS OF THE COMPANY--BUSINESS." Harry Kraus, the President of OJI and a Director, served as a director of Acumed from 1990 to 1999.

           In connection with our formation on June 2, 2000 as NetCentral Capital Fund, Inc., William Tay, our sole director, officer and shareholder at the time, served as a promoter in exchange for 5,000,000 shares of common stock. This amount was subsequently reverse split down to 277,237 shares. See "BUSINESS OF THE COMPANY--HISTORICAL BACKGROUND."

           In connection with the merger of Atlas Holdings into us on May 20, 2002, each of our executive officers, including Harry Kraus, and Edward Kraus, executed a shareholders agreement prohibiting transfers of shares except in certain circumstances and in limited amounts. The agreement also provides a right of first refusal in favor of the Company to purchase shares proposed to be transferred, which right is assignable to the other parties to the agreement at the discretion of the Company.


           On May 20, 2002, Atlas Holdings Inc., the holder of 82.8% of our stock on such date, which had no business or assets and served only as a holding company, was merged into us. Pursuant to the merger (a) each issued and outstanding share of the stock of Atlas was exchanged for 986.12568 shares of our common stock, for a total of 8,458,000 shares of our common stock to the Atlas shareholders, and (b) 8,458,000 shares of our common stock owned by Atlas prior to the merger were cancelled. Jeremy Kraus, our Chairman and Chief Executive Officer, Garrett Miller, our Vice President and Director, Samuel Cohen, our President and Director, and Harry Kraus, the President of our subsidiary, OJI Surgical, Inc. and a Director, owned 41%, 25%, 25% and 2%, respectively, of Atlas before the merger. As a result of the merger, they now beneficially own 34%, 21%, 21% and 2%, respectively, of our common stock. Each of the foregoing officers and Edward Kraus, who now owns 4.6% of our common stock, executed a shareholders agreement prohibiting transfers of shares except in certain circumstances and in limited amounts. The agreement also provides a right of first refusal in favor of the Company to purchase shares proposed to be transferred, which right is assignable to the other parties to the agreement at the discretion of the Company.



           OJI Surgical, Inc. entered into a three-year lease commencing March 8, 2002 for approximately 700 square feet of office space located at 1730 SW Skyline Boulevard, Portland, Oregon, for $880 per month with maximum annual increases of 5%. Harry Kraus, the President of OJI and a Director of Valesc, is a party to the lease, as well as the personal guarantor of OJI's obligations under the lease.

                      FINANCIAL STATEMENTS AND REPORTS OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                                    I N D E X

                         VALESC INC. AND SUBSIDIARY                      PAGE
                         --------------------------                      ----
     Report of Independent Certified Public Accountants                     F-1

     Balance Sheets .............................................           F-2

     Statements of Operations ...................................           F-3

     Statement of Shareholder's Equity (Deficiency) .............           F-4

     Statements of Cash Flows ...................................           F-5

     Notes to Financial Statements ..............................           F-6

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

STOCKHOLDERS AND BOARD OF DIRECTORS
VALESC INC.  AND SUBSIDIARY

           We have audited the accompanying consolidated balance sheets of Valesc Inc. and Subsidiary as of December 31, 2001 and 2002, and the related consolidated statements of operations, shareholders' equity (deficiency) and cash flows for the years ended December 31, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Valesc Inc. and Subsidiary as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming Valesc Inc. and subsidiary will continue as a going concern. As more fully described in Note B, the Company has incurred recurring operating losses and negative cash flows from operations, which resulted in an accumulated deficit, and shareholders' deficiency at December 31, 2001. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.






/S/ GRANT THORNTON LLP
----------------------




New York, New York
March 8, 2002


                       FINANCIAL STATEMENTS AND REPORTS OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                           Valesc Inc. and Subsidiary

                           CONSOLIDATED BALANCE SHEETS

                                                                March 31, 2002  December 31,   December 31,
                                                                  (unaudited)     2001            2000
                                                                -------------- -------------      ----
ASSETS

Current Assets

Cash                                                               $  42,465    $  26,311      $     1,680
Accounts Receivable                                                   15,705       20,560           20,682
Prepaid Expenses                                                         765         --              1,141
                                                                   ---------    ---------      -----------

Total Current Assets                                               $  58,935    $  46,871      $    23,503

Property and equipment, net of accumulated
  depreciation of $25,558 at December 31, 2000,
  $7,746 at December 31, 2001
  and $8,159 at March 31, 2002                                         5,960        6,553           13,874

Deferred financing costs, net of accumulated
  amortization of $7,514 at December 31, 2001
  and $10,815 at March 31, 2002                                       28,966       32,266             --

                                                                   ---------    ---------      -----------

Total Assets                                                       $  93,861    $  85,690      $    37,377
                                                                   =========    =========      ===========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities

Accounts Payable                                                   $ 271,061    $ 336,585      $    31,680
Current maturities of notes payable, net of debt discount            133,083       84,008            8,623
Accrued interest payable                                              21,217       14,205             --
Accrued expenses and other current liabilities                       233,065      228,916            1,352
Officers' salaries payable                                           130,269      105,519            3,867
                                                                   ---------    ---------      -----------

Total current liabilities                                            788,695      769,233           45,522

Notes Payable - long term, net of debt discount                        3,258       31,927             --
                                                                   ---------    ---------      -----------

Total Liabilities                                                    791,953      801,160           45,522

Commitments and contingencies

Shareholders' equity (deficiency)
Preferred stock; $.0001 par value;
  20,000,000shares authorized,
  none issued and outstanding                                           --           --               --
Common stock, $.0001 par value;
  100,000,000 shares authorized;
  shares issued and outstanding:
  10,208,548 (March 31, 2002)
  9,708,548 (December 31, 2001 and
  2000, as restated)                                                     106           56            1,000
Additional paid-in capital                                           156,750         --               --
Accumulated deficit                                                 (854,948)    (715,526)          (9,145)
                                                                   ---------    ---------      -----------

Total shareholders' equity (deficiency)                             (698,092)    (715,470)          (8,145)
                                                                   ---------    ---------      -----------

Total liabilities and shareholders' equity (deficiency)            $  93,861    $  85,690      $    37,377
                                                                   =========    =========      ===========


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS. The balance sheet at December 31, 2000 reflects the financial condition of OJI Surgical, Inc., the "accounting acquiror."



                           Valesc Inc. and Subsidiary

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     Three Months Ended March 31,   Year ended        Year ended
                                                            (UNAUDITED)            December 31,      December 31,

                                                           2002           2001         2001              2000
                                                       -----------   ------------  ------------      -----------

Revenues from product sales
  and service income                                   $     --       $      --      $   20,765      $   217,772

Commission Income                                           54,624         97,533    $  238,727      $   262,918
                                                       -----------    -----------    ----------      -----------

Total Revenues                                              54,624         97,533       259,492          480,690

Cost of Revenues                                             --              --          11,939           99,315

Selling, general and administrative expenses               164,840         50,167       284,327          386,890
                                                       -----------    -----------    ----------      -----------

Income (Loss) from Operations                             (110,216)        47,366       (41,925)          (5,515)

Interest Expense                                            29,206            154         4,814            1,918
                                                       -----------    -----------    ----------      -----------

NET INCOME (LOSS)                                      $  (139,422)   $    47,212    $  (46,974)     $    (8,785)
                                                       ===========    ===========    ==========      ===========

Basic income (loss) per shares                         $      (.01)   $       .00    $     (.01)     $      (.00)
                                                       -----------    -----------    ----------      ----------

Diluted income (loss) per share                        $      (.01)   $       .00    $     (.01)     $      (.00)
                                                       ===========    ===========    ==========      ==========

Weighted average shares outstanding used in
  Computing basic income (loss) per common share
  (as adjusted for stock split and effect of merger)     9,785,470      9,708,548     9,320,278        8,690,008


Weighted average shares outstanding used in
  Computing diluted income (loss) per common share
  (as adjusted for stock split and effect of merger)     9,785,470     10,308,547     9,320,278        8,690,008


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS. The statement of operations reflects the results of OJI Surgical, Inc., from January 1, 2000 to March 31, 2002, and includes the results of Valesc Inc., from December 17, 2001 to March 31, 2002.




                           Valesc Inc. and Subsidiary

           CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIENCY)

                     Year ended December 31, 2001, and three
                    months ended March 31, 2002 (unaudited)

                                 --------------------------- -- ----------------- ----------------- ----------------------------
                                        Common Stock
                                    Number of       Value         Additional        Accumulated     Total Shareholders' Equity
                                     Shares                    Paid-in Capital        Deficit              (Deficiency)
                                 ---------------- ----------- ------------------- ----------------- ----------------------------
Balance, December 31, 1999            1,000         $1,000                          $    (360)                $   640
Net loss -- 2000                                                                       (8,785)                 (8,785)
                                  ---------        -------                           --------               ---------
Balance, December 31, 2000            1,000          1,000                             (9,145)                 (8,145)
Net loss -- 2001                                                                      (46,974)                (46,974)
Effect of merger of
   OJI into Valesc Inc.           9,707,548           (944)                          (659,407)               (660,351)
                                  ---------        -------                           --------               ---------
   Balance December 31, 2001        9,708,548         56              --             (715,526)               (715,470)

Sale of common stock                  500,000          50          $ 149,950              --                   150,000

   Issuance of warrants for            --             --               6,800              --                     6,800
       services rendered

 Net Loss - three months ended         --             --              --             (139,422)               (139,422)
        March 31, 2002 (unaudited)
                                 ---------------- ----------- ------------------- ----------------- ----------------------------

    Balance, March 31, 2002        10,208,548       $ 106         $ 156,750         $ (854,948)             $ (698,092)
                                 ================ =========== =================== ================= ============================



THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS, and reflects the shareholder's equity of OJI Surgical, Inc., the "accounting acquiror," as adjusted to give effect to the capitalization of Valesc Inc., the "legal acquiror."



                           Valesc Inc. and Subsidiary

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        Three months ended     Year Ended        Year
                                                                            March 31,         December 31,       Ended
                                                                         2002       2001         2001         December 31,
                                                                           (UNAUDITED)                           2000
                                                                     ----------   --------    ------------   -------------
Cash flows from operating activities
     Net income (loss)                                               $(139,422)   $ 47,212     $(46,974)      $    (8,785)
     Adjustments to reconcile net income
       (loss) to net cash provided by (used in)
     operating activities
             Depreciation and amortization                                 593       1,760        7,865             7,012
             Equity based compensation charges                           6,800        --          5,151              --
             Noncash interest accretion                                  3,301        --          3,364              --
             Changes in assets and liabilities
                    Accounts Receivable                                  4,855      (1,682)         122            17,099
                    Prepaid Expenses                                      (765)      1,141        1,141              (270)
                    Accounts Payable                                   (65,524)    (16,762)      61,320              --
                    Accrued Expenses and other current liabilities      31,566      (2,477)         568            (6,976)
                    Accrued officers' salaries                          24,750      (3,867)         697              --
                                                                     ---------    --------     --------       ------------

Net cash provided by (used in) operating activities                   (133,846)     25,325       33,254            (8,080)

Cash flows from investing activities
     Purchase of equipment                                                --        (3,385)        --                (400)
                                                                     ---------    --------     --------       ------------

Net cash used in investing activities                                     --        (3,385)        --                (400)

Cash flows from financing activities
Repayment of loans                                                        --        (8,623)      (8,623)          (10,480)
Issuance of common stock                                               150,000        --           --               --
                                                                     ---------    --------     --------       ------------

Net cash provided by (used in) financing activities                    150,000      (8,623)      (8,623)          (10,480)

Net increase (decrease) in cash                                         16,154      13,317       24,631            (2,800)

Cash at beginning of period                                             26,311       1,680        1,680             4,480
                                                                     ---------    --------     --------       ------------

Cash at end of period                                                $  42,465    $ 14,997     $ 26,311       $     1,680
                                                                     =========    ========     ========       ============

Supplemental disclosures of cash flow information:

Cash paid during the period for interest                             $    --      $   --       $  2,300       $       200
                                                                     =========    ========     ========       ============


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS. The statements of cash flows reflects the activities of OJI Surgical, Inc., from January 1, 2000 through March 31, 2002, and includes the activities of Valesc Inc., from December 17, 2001 through March 31, 2002.

                           VALESC INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 2001 and 2000
              (Information with respect to the three months ended
                          March 31, 2002 is unaudited)

NOTE A - DESCRIPTION OF BUSINESS AND FORMATION OF COMPANY

The accompanying financial statements present the accounts of OJI Surgical, Inc. for 2000 and 2001 and the effect of the acquisition (for accounting purposes -- see Note A-3) of Valesc Inc. on December 17, 2001. The information with respect to the quarters ended March 31, 2002 and 2001 is unaudited and reflects the accounts of OJI Surgical, Inc., for the 2001 quarter and the post-acquisition consolidated accounts of OJI Surgical, Inc., and Valesc for the 2002 quarter.

1. DESCRIPTION OF BUSINESS ENTITIES

Valesc Inc., a New Jersey corporation ("Valesc NJ") was incorporated on October 24, 2000, and at the date of inception was owned 100% by Atlas Holdings Inc. Atlas Holdings is owned 50% by Jeremy Kraus, the Company's Chairman and Chief Executive Officer, 25% by Samuel Cohen, the Company's President and Director and, 12.5% by Garrett Miller, the Company's Vice President and Director. Atlas Holdings was formed in November 2000 and had no assets or business, other than establishing Valesc NJ. On March 21, 2001, Valesc NJ executed a 2:1 stock split.

NetCentral Capital Fund, Inc. ("NetCentral") was incorporated in the State of Delaware on June 2, 2000, for the specific purpose of providing a method, through a merger or otherwise, for a foreign or domestic private company to become a reporting company with a class of registered securities. NetCentral had a single shareholder. It had no operating business from the date of inception until March 22, 2001. At March 22, 2001, NetCentral had no assets. From inception through March 22, 2001 NetCentral had no revenues, and expenses of approximately $30,000 of professional fees relating to the formation. On March 21, 2001, NetCentral had a 1:18.04 reverse stock split, and thereafter had 277,237 shares outstanding.

Founded as an Oregon corporation in 1988, OJI Surgical, Inc. ("OJI") is a manufacturer's representative for medical devices and health care products, primarily in the orthopedic field. OJI serves customers in the Pacific Northwest of the US from its Portland, Oregon base.

The accompanying consolidated financial statements include the accounts of Valesc and OJI Surgical, Inc. from the date of the acquisition of OJI (December 17, 2001) by Valesc. All material inter-company accounts and transactions between the Company and its subsidiary have been eliminated.

2. DESCRIPTION OF MERGER BETWEEN VALESC AND NETCENTRAL

On March 22, 2001, Valesc NJ was acquired by NetCentral (the "Merger") for 8,964,008 shares of Common Stock, which were exchanged on a 1-for-1 basis with Valesc NJ stock. Simultaneously therewith, the Directors of NetCentral resigned, and the Company was renamed "Valesc Inc." ("Valesc Inc."). After the Merger, Atlas Holdings Inc. owned 8,458,548 or 90.4% of the outstanding Common Stock of Valesc Inc.

Under generally accepted accounting principles, the Merger is considered to be a capital transaction in substance, rather than a business combination. That is, the acquisition is equivalent to the issuance of stock by Valesc NJ for the net monetary assets of NetCentral, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition, except that no goodwill is recorded. Under reverse takeover accounting, the post-reverse-acquisition comparative historical financial statements of the "legal acquirer" (NetCentral) are those of the "accounting acquirer" (Valesc
NJ). Earnings (loss) per share ("EPS") are calculated to reflect the Company's change in capital structure for all periods presented. Costs associated with merger were expensed as incurred, by Valesc NJ.

3. DESCRIPTION OF MERGER BETWEEN VALESC AND OJI SURGICAL

On December 17, 2001 SMT Enterprises Corporation ("SMT") sold OJI to Valesc Inc., a Delaware corporation. Valesc Inc. received 100% of the outstanding stock of the Company in exchange for 266,000 shares of its common stock. The Chief Executive of Valesc Inc. is Jeremy Kraus, a board member of SMT as well as the son of SMT's President and the nephew of the Company's President. In addition, Samuel Cohen is a member of the board of both SMT and Valesc, and serves as the President of Valesc. Several members of the Kraus family are investors in Valesc. Valesc and its wholly-owned subsidiary, OJI Surgical, Inc. are hereafter referred to as "the Company."

Under generally accepted accounting principles, the acquisition is considered to be a capital transaction in substance, rather than a business combination. That is, the acquisition is equivalent to the issuance of stock by OJI for the net monetary assets of Valesc, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition, except that no goodwill is recorded. Under reverse takeover accounting, the post-reverse-acquisition comparative historical financial statements of the "legal acquirer" (Valesc) are those of the "accounting acquirer" (OJI).

4. DESCRIPTION OF MERGER BETWEEN OJI SURGICAL AND SMT

In 1999, OJI was purchased from Harry Kraus, its current President, founder and then sole shareholder, by SMT, a Delaware company. SMT was an inactive company prior to this transaction. SMT received 100% of the outstanding stock of OJI in exchange for 32% of its outstanding stock. Edward Kraus, the brother of Harry Kraus, is the President of SMT and Robert Kraus, Harry Kraus's brother and Jeremy Kraus, Harry Kraus's nephew are also members of the board of SMT.

Under generally accepted accounting principles, the acquisition is considered to be a capital transaction in substance, rather than a business combination. That is, the acquisition is equivalent to the issuance of stock by OJI for the net monetary assets of SMT, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition, except that no goodwill is recorded. Under reverse takeover accounting, the post-reverse-acquisition comparative historical financial statements of the "legal acquirer" (SMT) are those of the "accounting acquirer" (OJI). Costs associated with merger were expensed as incurred.

NOTE B - LIQUIDITY AND GOING CONCERN

The accompanying financial statements of the Company have been prepared assuming the Company will continue as a going concern. No adjustment has been made for this uncertainty. The Company has invested a significant amount of its effort and cash in the development of its business plan. As of March 31, 2002, the Company has a stockholders' deficit of approximately $698,000. For the period ended March 31, 2002, the Company had net losses of approximately $139,400. The Company will be required to seek external financing to continue developing its business plan and to consummate planned acquisitions, and to cover the overhead costs associated with Valesc. Operating losses are expected to continue in 2002.

During the next twelve months, the Company intends to devote its time and resources to the growth of its medical device sales business. The Company currently sells a variety of medical products, including replacement joints and surgical implements and tools, for use in the orthopedic care and surgical area. The Company intends to expand its sales of these products in three ways: (i) increased penetration in market areas already covered, (ii) the addition of sales personnel to expand geographic coverage and (iii) the addition of new product lines.

In order for the Company's expansion to be successful, it will need to greatly expand its administrative capabilities and its sales force. The Company intends to invest approximately $100,000 in the purchase, customization and installation of accounting and back-office software to enable it to manage a larger number of transactions, customers and suppliers without substantially increasing its administrative staff. The Company also expects to incur significant expenses for hiring additional sales people. In addition to normal hiring costs, manufacturers' representatives like OJI generally "sponsor" new sales people for a period of up to one year during which the company subsidizes the employee's wages until they have built a sufficient customer base to support themselves solely on a commission basis. The Company cannot predict these additional costs at this time, but they may represent a substantial increase over the Company's current costs.

The Company will need significant new financing in order to fund these expansion plans. Although the company expects additional costs to be offset by increased revenues, it cannot be certain whether increases in revenues will occur and whether any such increases will offset costs.

Management's plans with respect to its liquidity issues include the following:

o The Company is in the process of completing the registration of its common stock, which would allow it to apply for trading of its common stock on the Over-the-counter Bulleting Board.
o Raise additional funding through the sale of debt and equity instruments to fund activities.
o From April through May 2002, the Company received proceeds from the issuance of common stock of $35,000.

To date, the Company has supported its activities through debt and equity investments. Management plans to continue to seek the funding required to finance operations as the Company commences its business plan and expansion plan. Failure to find additional financing, create a public market for its stock, and execute its expansion plan, could negatively impact the Company's ability to continue as a going concern.


See the first paragraph of Note J for additional liquidity considerations.


NOTE C - PRO FORMA STATEMENT OF OPERATIONS

The following Pro Forma income statement has been prepared based upon the historical unaudited financial statements of Valesc Inc. and OJI Surgical, Inc. period ended March 31, 2001 and the year ended December 31, 2001 and gives effect to the merger of the two companies, showing OJI as the "accounting acquirer" as if the merger occurred on January 1, 2000. The equity accounts of the combined entities have been presented to reflect the share structure of the legal acquirer -- Valesc Inc.

The following Pro Forma Condensed financial information is not necessarily indicative of the actual results of operations that would have been reported if the events described above had occurred as of January 1, 2000 nor do they purport to indicate the results of Valesc's future operations. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs that may occur as a result of the integration and consolidation of the companies.

                                        Three months            Twelve months
                                            ended                   ended
                                           March 31,              December 31,
                                         (Unaudited)
                                                              -----------------------

                                             2001              2001            2000
                                            ------            ------           ----

Revenues                                    $97,533        $  259,492        $480,690
Cost of Revenues                              2,845            11,939          99,315
                                           --------        ----------      ----------
Gross profit                                 94,688           247,553         381,375



Operating expenses
   Merger expense                            75,000            75,000               0
   Equity-based compensation expense        137,640           172,080               0
Selling, general and administrative
        expense                             279,722         1,006,370         582,308
                                          ---------        ----------      ----------
Total expenses                              492,362         1,253,450         582,308
                                          ---------        ----------      ----------
Loss from operations                       (397,674)       (1,005,897)       (200,933)

   Interest expense                             601            60,147               0

   Income tax expense                             0               235           1,352
                                          ---------        ----------      ----------
Net loss                                   (398,275)       (1,066,279)       (202,285)
                                           ========        ==========      ==========
Net loss per common share - basic
    and diluted                               $(.04)            $(.11)          $(.02)

Weighted average shares outstanding        10,308,548       9,320,278       8,916,008


NOTE D - ACCOUNTING POLICIES

1. REVENUE RECOGNITION

In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition," to provide guidance on the recognition, presentation, and disclosure of revenue in financial statements. The Company's policies on revenue recognition are consistent with this bulletin.

Commission income as a manufacturers' representative on new product sales are recorded in the period during which the underlying product sale occurs. Product returns by our customers are rare due to the specialized nature of the product, and therefore, we have concluded that no material allowance for refundable commission income on returned products is necessary at March 31, 2002 and December 31, 2001.

OJI's revenues from product sales and service income are derived from the sale of new products distributed by the Company, and the refurbishment of used products. Revenue is recognized as products are delivered to its customers, which are typically the same customers as commission sales are transacted. As of the end of 2001, the Company was not distributing any new or refurbished products, but may in the future.

2. EARNINGS (LOSS) PER SHARE

Basic income (loss) per share for the quarter ended March 31, 2002 is computed by dividing the income (loss) for the period by the weighted average number of common shares outstanding income during the period. Diluted income (loss) per share is computed by dividing the income (loss) for the period by the weighted average number of common shares adjusted for the dilutive effect of any potential common shares issuable during the period. The amount of options or warrants not considered in the income (loss) per share calculation because their effect was antidilutive was 115,000 and 2,134,000 for the periods ended March 31, 2001 and March 31, 2002, respectively. The amount of options or warrants not considered in the loss per share calculations because their effect was antidilative was 2,134,00 and 0 for the years ended December 31, 2001 and 2000, respectively. Earnings (loss) per share are calculated to present the change in capital structure for all periods presented. The diluted earnings per share for the three months ended March 31, 2002 and 2001 includes the effect of 0 and 600,000 potentially dilutive securities, respectively.

3. USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions. Significant estimates that affect the financial statements include, but are not limited to, the valuation of options and warrants granted.

4. CONCENTRATIONS OF CREDIT RISK

Product sales from a relatively few suppliers account for a substantial portion of the Company's revenues. During the period ended March 31, 2002, product sales from two suppliers accounted for 82.5% of net sales (47% and 35.5% for each supplier).

Financial instruments which subject the Company to concentrations of credit risk consist primarily of cash, notes payable and trade accounts payable. The Company considers the book values of these investments to be indicative of their respective fair values.

5. CASH AND CASH EQUIVALENTS

The Company considers all highly liquid short-term investments with maturities of 90 days or less when purchased to be cash equivalents.

6. INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." SFAS No. 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases, and for operating loss and tax credit carryforwards. A valuation allowance is recorded if it is more likely than not that some portion or all of a deferred tax asset will not be realized.

7. LONG-LIVED ASSETS AND IMPAIRMENT OF LONG-LIVED ASSETS

The Company records impairment losses on long-lived assets used in operations or expected to be disposed of when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. No impairment losses were recorded during the quarter.

8. PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method for financial reporting purposes, and accelerated methods for tax purposes, over the following estimated useful lives: Office Equipment 3-7 years

9. RESEARCH AND DEVELOPMENT COSTS

Research and development costs are expensed as incurred. The Company has incurred no research and development expenses to date.

10. STOCK-BASED COMPENSATION

As permitted by the Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation", the Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Compensation expense for stock options issued to employees is based on the difference, on the date of grant, between the fair value of the Company's stock and the exercise price of the option. The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (EITF) Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction With Selling, or in Conjunction With Selling, Goods or Services." All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the date on which the counterparty's performance is complete.

11. MARKETING COSTS

The Company expenses marketing costs as incurred, and amounted to approximately $110 for the quarter ended March 31, 2002.

12. RECENT ACCOUNTING PRONOUNCEMENTS

On July 20, 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 141, "Business Combinations", and SFAS 142 "Goodwill and Tangible Assets". SFAS 141 is effective for all business combinations completed after June 30, 2001. SFAS 142 is effective for fiscal years beginning after December 15, 2001; however, certain provisions of this Statement apply to goodwill and other intangible assets acquired between July 1, 2001 and the effective date of SFAS 142. Major provisions of these Statements and their effective dates for the Company are as follows:

o all business combinations initiated after June 30, 2001 must use the purchase method of accounting. The pooling of interest method of accounting is prohibited except for transactions initiated before July 1, 2001.

o intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as part of a related contract, asset or liability.

o goodwill, as well as intangible assets with indefinite lives, acquired after June 30, 2001, will not be amortized. Effective September 1, 2002, all previously recognized goodwill and intangible assets with indefinite lives will no longer be subject to amortization.

o effective September 1, 2002, goodwill and intangible assets with indefinite lives will be tested for impairment annually and whenever there is an impairment indicator.

o all acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting.

In August 2001, the FASB issued Statement of Financial Accounting Standards No.144, "Accounting for the Impairment of Disposal of Long-Lived Assets" ("SFAS 144"). This statement is effective for fiscal years beginning after December 15, 2001. This supersedes Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," while retaining many of the requirements of such statement.

Although it is still reviewing the provisions of these Statements, management's preliminary assessment is that these Statements will not have a material impact on the Company's financial position or results of operations.

INTERIM FINANCIAL STATEMENTS

The accompanying consolidated balance sheet as of March 31, 2002, and the consolidated statements of operations for the three months ended March 31, 2002 and 2001, stockholders' equity for the three months ended March 31, 2002, and cash flows for the three months ended March 31, 2002 and 2001, are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position as of March 31, 2002, results of operations and cash flows as of and for the three months ended March 31, 2002 and 2001. The financial data and other information disclosed in these notes to the financial statements related to these periods are unaudited. The results for the three months ended March 31, 2002 are not necessarily indicative of the results to be expected for the year ending December 31, 2002.

NOTE E - CAPITAL STOCK OF THE COMPANY

Valesc Inc. authorized capital stock consists of 100,000,000 shares of Common Stock, $.0001 par value per share, and 20,000,000 shares of preferred stock, $.0001 par value per share. Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid in the foreseeable future. Holders of Common Stock do not have preemptive rights to subscribe to any of our additional shares. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. All of the outstanding shares of Common Stock are fully paid and non-assessable and all of the shares of Common Stock offered hereby will be, upon issuance, fully paid and non-assessable. The Company has not designated any terms for the preferred stock.

On March 21, 2000, Valesc NJ declared a 2:1 stock split. All share and per share references have been updated to reflect the stock split.

1. COMMON STOCK ISSUANCES BY VALESC INC.

During 2000, Valesc issued 370,000 shares (as adjusted for the stock split) of common stock for aggregate net proceeds of $92,500. The shares were offered to employees, directors, related party investors and non-related investors.

During 2001, Valesc issued 319,303 (as adjusted for the stock split) shares of common stock for aggregate net proceeds of $94,445. The shares were offered to employees, directors, related party investors and non-related investors.

During 2001, Valesc issued 266,000 shares of common stock to SMT in connection with the merger of OJI into the Company, 277,237 shares of common stock in connection with the merger of Valesc NJ into NetCentral and 70,000 shares of common stock to consultants for services rendered (See Note E-5).

During January 2002, the Company received an aggregate of $150,000 for issuance of 500,000 shares of common stock to a single non-related investor. The investor also received an option to purchase an additional 500,000 shares of common stock during a period of 3 years, to begin 6 months after the effectiveness of the Company's registration statement at a price of 30% discount to the market price of the common stock. Proceeds were used for working capital purposes.

2. WARRANTS

From January 1, 2001 through December 31, 2001, an aggregate of 454,000 warrants were issued by Valesc in connection with the notes payable with a face value of $198,000 (See Note F). Proceeds of approximately $128,000 was allocated to these warrants. The assumptions used in determining the warrant valuation using the Black-Scholes option pricing model are risk-free interest rate (4.72% and 2.12%), volatility factor (45%), fair value ($0.33) and term of warrants (1 -
2.5 years). Further, for purposes of this calculation the Company assumed the maximum number of warrants would be issued or exercised at the lowest price indicated in the terms of the warrant agreement. The terms of these warrants are summarized as follows:

     o 15,000 of these warrants are exercisable at $.25 per share through December 31, 2003.

     o 50,000 of these warrants are exercisable at $.01 per share through February 1, 2004.

     o 100,000 of these warrants are exercisable at $.10 per share through February 2, 2004.

o The Company also issued warrants with an exercise price of $.01 through December 19, 2003. The number of shares permitted to be exercised under these warrants is pre-set based upon the date the note payable is repaid - 120,000 if repaid prior to February 2, 2002, 150,000 if repaid between February 3, 2002 and August 1, 2002, and 200,000 if repaid after August 1, 2002.

o 64,000 warrants, with an exercise price of $.01 per share, were issued in connection with $25,000 of the notes payable. The number of shares permitted to be exercised under these warrants is pre-set based upon the date the note payable is repaid - 11,500 if repaid prior to February 2, 2002, 39,000 if repaid between February 3, 2002 and August 1, 2002, and 64,000 if repaid after August 1, 2002.

o 25,000 warrants, with an exercise price of $.33 per share were issued in connection with $25,000 of notes payable. These warrants, which will not be registered, vest immediately and are exercisable through October 3, 2004.

In January 2002, the Company issued 50,000 warrants to a consultant of the Company for services rendered, exercisable at $.333 per share through Janaury 1, 2007. One half of the warrants vest upon the filing of this registration statement, the remaining half vests 10 days after shares of Company stock begins trading.

3. STOCK OPTION PLAN

On April 6, 2001, the Company adopted a Stock Option Plan (the "Option Plan"). The Option Plan authorized the granting of both incentive and nonqualified stock options to employees for up to 1,500,000 shares of common or preferred stock to officers, directors and key employees. The objectives of the Option Plan include attracting and retaining the best personnel, providing for additional performance incentives, and promoting the success of the Company by providing employees with the opportunity to acquire both Common and Preferred Stock. Options under the company's Option Plan generally vest over a four-year period, and generally expire ten years after the grant date.

As discussed in Note H-2, on January 1, 2001, 900,000 stock options were granted pursuant to employment contracts. 300,000 of the granted shares become exercisable on each of December 31, 2001, 2002 and 2003. There were no options exercised or forfeited through March 31, 2002. The exercise price of the first-year element of the stock option grant is below the fair value of the company's stock, therefore a 2001 compensation charge of $75,000, computed under the intrinsic value method, was recognized over the one-year vesting period. The second and third-year elements contain an exercise price at or above the fair value of the company's stock at the date of grant and therefore no compensatory charge has been recorded.

The fair value of each option grant is estimated on the date of grant using the Black Scholes Option pricing model with the following assumptions used: dividend yield of 0%, expected volatility of 45%, risk-free interest rate of 4.72% and expected life of 10 years.

4. OTHER STOCK OPTIONS

Valesc Inc. recorded expenses of $38,000 and $218,000 in the periods ended December 31, 2000 and 2001, respectively, for expenses incurred by several consultants, representing the estimated fair value of the services rendered. In March 2001 the company issued equity instruments in lieu of cash for such expenses incurred. The company initially issued 512,700 shares to such consultants pursuant to cashless-exercise agreements entered into to discharge the liabilities. In September 2001, the Company informed the consultants that the agreements were invalid and required revision. All but 78,000 of the initially issued shares were rescinded or cancelled. The Company continues to carry the costs of these services in accrued expenses for those consultants whose shares were rescinded or cancelled. The consultants who agree to retain 70,000 of the 78,000 shares were required to enter into a promissory note (bearing interest at 3% per annum, commencing six months after issuance) to the Company for the fair value ($.33) of the shares granted. The promissory note requires payment of amounts due the Company upon sale of the underlying shares by the holder. The consultant holding 8,000 of such shares paid the Company for the shares in July 2001.

5. THE INVESTMENT AGREEMENT WITH SWARTZ

On June 7, 2001 as amended on August 29, 2001 and September 26, 2001 the Company entered into an Investment Agreement with Swartz Private Equity, LLC ("Swartz") under which the Company, from time to time, has the option to issue Swartz shares of Common Stock up to a maximum aggregate offering amount of $20,000,000. Under the Investment Agreement, shares are issued to Swartz, and Swartz pays for the shares in transactions referred to as Puts. The Company has the right, at its sole discretion, to put shares of its Common Stock, to Swartz, which Swartz must purchase, for a dollar amount of up to $2.0 million in each Put, subject to additional limitations on the timing of our exercise of Put rights and on the number of shares Swartz is obligated to purchase. The Company's right to Put shares to Swartz is for a period of three years beginning on the effective date of the registration statement.

The purchase price to be paid for the Put Shares by Swartz is equal to the lesser of (i) the Market Price (as defined below), minus $.09, or (ii) 91% of the Market Price. The Market Price for each Put equals the average of the two lowest volume weighted average trading prices of the shares of Common Stock during the Pricing Period (as defined below) for the applicable Put. The Pricing Period means, unless otherwise shortened under the terms of the Investment Agreement, the period beginning on the business day immediately following the Put Date (as defined below) and ending on and including the date which is 20 business days after such Put Date. The Put Date is the date that is specified in a written notice delivered to Swartz (the Put Notice) in which the Company notifies Swartz of our intention to commence a Put.

The Company has the option, on the date of notification to Swartz of a Put, to designate a minimum price for the shares to be purchased by Swartz in the Put which is no greater than the lesser of 80% of the closing bid price of our Common Stock on the day preceding the notice or the closing bid price on that day minus $.14. If the Company designates a minimum price, Swartz must pay at least that price for our Common Stock.

As consideration for entering into the Investment Agreement, the Company granted to Swartz a warrant to purchase 780,000 shares of our Common Stock (the Commitment Warrants). The exercise price for the Commitment Warrants is: $1.00, provided that on the date six months after the date of issuance of the warrants, or October 24, 2001, and on each six month anniversary thereafter, the exercise price is subject to adjustment based on the lowest closing price for the five trading days preceding the adjustment.

For financial reporting purposes, the Company computed the value of the warrant using the Black-Scholes model and assuming a $1.00 exercise price. The resultant value is considered a deferred offering cost and will be amortized over the life of the equity agreement. To the extent the exercise price per share is adjusted pursuant to the formulas mentioned above, the Company will record additional deferred offering costs.

The Put Shares have demand registration rights and the Commitment Warrants have piggyback registration rights, semi-annual reset provisions and a 5-year term. The Swartz agreement contains certain penalties if the Company does not execute minimum financings under this agreement.

On May 21, 2002 we terminated the Investment Agreement after withdrawing the registration statement for the Swartz shares from filing with the SEC.

6. TRANSACTION WITH GARRETT MILLER

In January 2001, Valesc entered into an agreement with Garrett Miller, an officer in the Company, whereby he would exchange purchased shares and earned (through investment commissions and equity-based compensation) shares of Valesc Inc. for shares of Atlas Holdings. Valesc recorded a charge to operations of approximately $84,000 related to the equity-based compensation, during 2001, prior to the date of the Valesc/OJI merger.

NOTE F - NOTES PAYABLE

The principal amount of the notes payable issued by Valesc Inc. mature as follows:

$130,000 in 2002 and
$ 68,000 in 2003

1. RELATED PARTY NOTES

During the period ended December 31, 2001, the Company received advances from related parties aggregating $78,000. These notes included detachable warrants as summarized in Note E-2. These loans bear interest at a rate of 14% per annum, none of which has been paid to date. Each of the notes are guaranteed by the company's officers and directors. Of the total proceeds of this financing, approximately $49,200 was allocated to warrants (Note E).

2. NON-RELATED PARTY NOTES

During the year ended December 30, 2001, the Company issued notes to non-related parties aggregating $120,000. One loan ($5,000) bears interest at a rate of 10% per annum, and the second loan ($100,000) and third loans ($15,000) bear interest at a rate of 14% per annum, none of which has been paid to date. $100,000 of these notes are due in December 2002, $5,000 due in September 2001, and $15,000 due May 23, 2003. Payment of these notes are guaranteed by the company's officers and directors. These notes included detachable warrants. Of the total proceeds of this financing, approximately $78,500 was allocated to warrants (Note E).

The note due in September 2001, has not been extended, however, the Company has received a verbal agreement from the noteholder that it will not attempt to enforce payment.

NOTE G - INCOME TAXES

At December 31, 2001, Valesc Inc. has deferred organizational costs and net operating loss carryforward of approximately $1,200,000. Deferred tax assets arise from these net operating loss carryforwards, organization costs and certain accruals are approximately $660,000. The Company has fully reserved all deferred tax assets due to the uncertainty of realization.

OJI is a cash basis taxpayor. The tax expense of OJI consists of the following current taxes:

                                2001            2000
                                ----            ----
        Federal                $   68          $1,227
        State                     167             125
                               ------          ------
        Total                  $  235          $1,352
                               ======          ======

OJI's effective tax rate for the years ended December 31, 2001 and December 31, 2000 are lower than the statutory rate because companies with taxable income of this size have a lower Federal tax rate and because of the reversal of previously recorded valuation allowances on deferred tax asseets. Deferred income tax assets resulting from the conversion from the accrual basis to the cash basis are approximately $300 and $3,000 at December 31, 2001 and 2000, respectively. The deferred income tax assets have been fully reserved due to the uncertainty of realization.

Changes in ownership resulting from transactions among our stockholders and sales of common stock by us, may limit annual realization of the tax net operating loss carryforwards that could become available under Section 382 of the Internal Revenue Code.

NOTE H - COMMITMENTS AND CONTINGENCIES

1. LEASES

Valesc leased office space under an operating lease that expired in June 2001. OJI leased office space under a lease which expired in March 2001. The Company did not lease any office space at December 31, 2001. The Company's OJI subsidiary has entered into a lease agreement beginning March 1, 2002 which will result in a monthly rent expense of $880 beginning in April 2002.

2. EMPLOYMENT AGREEMENTS

Effective January 1, 2001, the Company entered into employment agreements with each of the three executive officers containing identical terms. The agreements are summarized as follows: (A) initial term of three years, with automatic one-year renewal terms thereafter; (B) during each year of the first three years, each executive shall receive: (i) during the first year, an annual base salary equal to the greater of (a) $50,000 or (b) 2.5% of the total revenue of the Company and its subsidiaries for such year, up to a maximum of $150,000;
(ii) during the second year, an annual base salary equal to the greater of (a) $55,000 or (b) 2.5% of the total revenue of the Company and its subsidiaries for such year, up to a maximum of $165,000; and (iii) during the third year, an annual base salary equal to the greater of (a) $60,500 or (b) 2.5% of the total revenue of the Company and its subsidiaries for such year, up to a maximum of $181,500; (C) the Board of Directors may consider one or more increases in the salary payable to the executive in respect of any renewal term; (D) in the event the Company is not in a position, due to our then-current financial situation, to make any salary payment(s) to the executives, the unpaid salary shall accrue without interest; (E) all accrued and unpaid salary shall be immediately due and payable upon the occurrence of any change of control, defined as the sale of a controlling interest in the Company's capital stock to one or more buyers acting in concert, the sale of all or substantially all of our assets, or any corporate merger or consolidation resulting in one or more parties, who did not previously hold a controlling interest in our capital stock, owning a controlling interest in our capital stock or our successor company; (F) the executives shall be eligible to participate in bonuses awarded to senior management to the extent that such bonuses are awarded or authorized by the Board of Directors from time to time.

In addition to the foregoing, each executive will be granted the option to purchase a total of 300,000 shares of Common Stock in equal installments of 100,000 shares at the end of each year of employment. The options shall be exercisable for a period of three years following the date of vesting, and the exercise price shall be as follows: (i) $.25 per share for the 100,000 shares that vest after the first year; (ii) $.50 per share for the 100,000 shares that vest after the second year; and (iii) $.75 per share for the 100,000 shares that vest after the third year. In the event the executive is terminated without cause by Company or the executive terminates his employment for good reason, any options then outstanding that have neither vested nor been terminated as of such date shall vest and become subject to purchase by the executive.

Effective January 1, 2002 and in connection with our acquisition of OJI Surgical, Inc., OJI entered into an employment agreement with its President, Harry Kraus. The agreement provides as follows: (A) an initial term of one year, with automatic one-year renewal terms thereafter; (B) a monthly salary of $10,800; (C) all accrued and unpaid salary shall be immediately due and payable upon the occurrence of any "change of control", defined as the sale of a controlling interest in OJI's capital stock to one or more buyers acting in concert, the sale of all or substantially all of our assets, or any corporate merger or consolidation resulting in one or more parties, who did not previously hold a controlling interest in OJI's capital stock, owning a controlling interest in OJI's capital stock; and (D) the executive shall be eligible to participate in bonuses awarded to senior management to the extent that such bonuses are awarded or authorized by the Board of Directors of OJI from time to time.

3. LITIGATION

A shareholder of a predecessor of Atlas Holdings filed a suit against the predecessor company seeking additional stock ownership of Atlas Holdings. The case was dismissed for failure to prosecute. Management of Atlas believes there are valid and meritorious defenses to such claim, if the suit is re-filed.

NOTE I - BANK LOANS

On June 10, 1997, OJI entered into a bank line of credit for maximum borrowings of $100,000. The line of credit was repaid in full and the agreement terminated in March 2001. Interest was payable at prime + 2.5% (12% at December 31, 2000). All assets of OJI were pledged as collateral for the line of credit. At December 31, 2000, the Company had no borrowings under its bank line of credit. Harry Kraus served as the guarnator of the line of credit.

OJI financed its vehicle purchase with a note payable, secured by the vehicle. OJI made monthly payments of $764, including interest at 6.9%. The final payment was made in October, 2000.

NOTE J - SUBSEQUENT EVENTS (UNAUDITED)


During April and June 2002, the Company received an aggregate of $75,000 for issuance of 187,500 shares of common stock to two non-related investors. The investors also received options to purchase an additional 87,500 shares of common stock during a period of 3 years, to begin 6 months after the effectiveness of the Company's registration statement at a price of 30% discount to the market price of the common stock. Proceeds were used for working capital purposes. Of the 187,500 shares of common stock sold in this period, the sale of 100,000 shares of common stock were intended to qualify for the private placement exemption provided under Section 4(2) of the Securities Act. In response to the due diligence requests of the investors prior to the sales, the Company provided them with copies of the registration statement on Form SB-2 currently on file with the Commission, but not yet effective, and available publicly on the Commission's EDGAR database. By providing copies of the Form SB-2, the Company may have engaged in a "general solicitation" invalidating the
Section 4(2) exemption from registration, which would have violated Section 5 of the Securities Act, in which case the Company could be liable to the investors under Section 12(a)(1) of the Securities Act for the amount of the proceeds ($40,000) plus interest during the one year period following the sales.




           On May 20, 2002, Atlas Holdings Inc., the holder of 82.8% of our stock on such date, which had no business or assets and served only as a holding company, was merged into us. Pursuant to the merger (a) each issued and outstanding share of the stock of Atlas was exchanged for 986.12568 shares of our common stock, for a total of 8,458,000 shares of our common stock to the Atlas shareholders, and (b) 8,458,000 shares of our common stock owned by Atlas prior to the merger were cancelled. Jeremy Kraus, our Chairman and Chief Executive Officer, Garrett Miller, our Vice President and Director, Samuel Cohen, our President and Director, and Harry Kraus, the President of our subsidiary, OJI Surgical, Inc. and a Director, owned 41%, 25%, 25% and 2%, respectively, of Atlas before the merger. As a result of the merger, they now beneficially own 34%, 21%, 21% and 2%, respectively, of our common stock. Each of the foregoing officers and Edward Kraus, who now owns 4.6% of our common stock, executed a shareholders agreement prohibiting transfers of shares except in certain circumstances and in limited amounts. The agreement also provides a right of first refusal in favor of the Company to purchase shares proposed to be transferred, which right is assignable to the other parties to the agreement at the discretion of the Company.


           On June 7, 2001, we entered into an equity line transaction under an Investment Agreement with Swartz Private Equity, which was amended and restated as of August 29, 2001 and September 26, 2001. The Investment Agreement entitled us to sell up to $20 million of our common stock to Swartz, subject to a formula based on our stock price and trading volume, from time to time over a three year period following the effective date of a registration statement covering the Swartz stock. We filed Amendment No. 2 of a registration statement on Form SB-2 covering the Swartz stock on March 25, 2002, but withdrew the registration statement on April 26, 2002. We were informed by the Commission that a "completed private placement" would be deemed not to have occurred in connection with an equity line transaction in cases where no market exists for the underlying securities at the time of registration. Because no market currently exists for our securities, we requested withdrawal. No shares of common stock of the Company were issued or sold under the Swartz registration statement. On May 21, 2002, we terminated the Investment Agreement. We may enter into another equity line transaction with Swartz after such time as our shares are traded on the OTC Bulletin Board.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

           Pursuant to our Restated Certificate of Incorporation and our By-Laws, we are authorized to indemnify and hold harmless any person who was or is our director, officer, employee or agent, or such other person acting at the request of the foregoing, from and against liability incurred as a result of the fact that he or she is or was our director, officer, employee or agent, or such other person acting at the request of the foregoing. The permitted indemnification is to the full extent permitted by the Delaware General Corporation Law ("GCL"). Under the GCL, a corporation may indemnify any of the foregoing persons as long as he or she was acting, in good faith, in the best interests of the corporation, and the corporation does not have reason to believe that the actions taken were unlawful.

           Pursuant to our By-Laws, in derivative actions, indemnification is not permitted in the event that our director, officer, employee or agent is adjudged liable to us unless, and only to the extent that, the Delaware Court of Chancery or the court in which the action was brought so determines.

           Our Restated Certificate of Incorporation also permits us to indemnify our directors except in the event of (i) a breach of the duty of loyalty to us or our stockholders, (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, (iii) liability arising under Section 174 of the GCL, relating to unlawful stock purchases, redemptions, or payment of dividends, or (iv) a transaction from which the director derived an improper personal benefit.

           Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

           The expenses of this offering are estimated as follows:


           Attorneys Fees                                               $50,000
           Accountants Fees                                             $15,000
           Registration Fees                                            $   125
           Blue Sky Fees (including counsel fees)                       $     0
           Transfer Agent Fees                                          $   500
           Printing                                                     $ 3,500
           Advertising                                                  $     0
           Other Expenses                                               $ 2,000
                                                                       --------
                                         Total                          $71,125



           No fees or expenses are being paid by any of the Warrant Investors or the Selling Investors. We presently do not have any directors and officers liability insurance.

RECENT SALES OF UNREGISTERED SECURITIES

           In connection with our formation on June 2, 2000, we issued a total of 5,000,000 unregistered shares of common stock to DotCom Internet Ventures Ltd. for services rendered by DotCom Internet Ventures to us, which amount was split on a 277,237 for 5,000,000 basis in March 2001. William Tay, our sole officer, director and shareholder from the time of formation until the March 22, 2001 merger, was the sole director, controlling shareholder and president of DotCom Internet Ventures. We relied upon Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder for this transaction.

           In connection with loans provided to us during the period from March 22, 2001 through October 2001, we issued warrants to the Warrant Investors for the purchase of up to 454,000 shares of common stock. The terms of each loan transaction are set forth in "SELLING STOCKHOLDERS--WARRANT INVESTORS." Each such transaction was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for exemption are that each of the Warrant Investors was an accredited investor, each was a sophisticated purchaser and each had full access to the information on us necessary to make an informed investment decision by virtue of the due diligence conducted by the purchaser or available to the purchaser prior to the transaction.

           In connection with (i) investments in us during the period from April 24, 2001 through January 28, 2002, (ii) the exchange of our shares for shares of Valesc Inc., a New Jersey corporation that we acquired on March 22, 2001, and
(iii) the exchange of our shares for shares of Atlas Holdings Inc., a New Jersey corporation we acquired on May 20, 2002, we issued a total of 807,948 unregistered shares of common stock to the Selling Investors. The terms of each sale or exchange are set forth in "SELLING STOCKHOLDERS-- SELLING INVESTORS." Each such sale or exchange was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for exemption are that each of the Selling Investors was an accredited investor, each was a sophisticated purchaser and each had full access to the information on us necessary to make an informed investment decision by virtue of the due diligence conducted by the purchaser or available to the purchaser prior to the transaction.

           On March 22, 2001, we issued 8,458,008 shares of common stock to Atlas Holdings Inc. pursuant to a Merger Agreement dated March 2, 2001 between Valesc NJ and NetCentral. The sale was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for exemption are that Atlas Holdings was an accredited investor, a sophisticated purchaser and had full access to the information on us necessary to make an informed investment decision by virtue of the due diligence conducted by the purchaser or available to the purchaser prior to the transaction. At the time, Jeremy Kraus, our Chairman and Chief Executive Officer, Samuel Cohen, our President, and Garrett Miller, our Vice President, owned 50%, 25% and 12.5%, respectively, of Atlas Holdings.

           On December 17, 2001, we issued 266,000 shares of common stock to SMT Enterprises Corporation ("SMT") pursuant to a Share Purchase Agreement dated December 3, 2001 between us, SMT and OJI Surgical, Inc. The sale was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for exemption are that SMT was an accredited investor, a sophisticated purchaser and had full access to the information on us necessary to make an informed investment decision by virtue of the due diligence conducted by the purchaser or available to the purchaser prior to the transaction. At the time, Jeremy Kraus, our Chairman and Chief Executive Officer, Samuel Cohen, our President, and Garrett Miller, our Vice President, owned 8.5%, 4.25% and 2.12%, respectively, of SMT through Atlas Holdings Inc.

           On September 17, 2001, we sold 15,000 shares of our common stock to Virginia Linde at $.33 per share. The sale was accomplished in reliance upon
Section 4(2) of the Securities Act. The facts relied upon for exemption are that Ms. Linde was an accredited investor, a sophisticated purchaser and had full access to the information on us necessary to make an informed investment decision by virtue of the due diligence conducted by the purchaser or available to the purchaser prior to the transaction.


           On October 24, 2001, we sold 75,000 shares of our common stock to Carpenter Dewey at $.33 per share. The sale was accomplished in reliance upon
Section 4(2) of the Securities Act. The facts relied upon for exemption are that Mr. Dewey was an accredited investor, a sophisticated purchaser and had full access to the information on us necessary to make an informed investment decision by virtue of the due diligence conducted by the purchaser or available to the purchaser prior to the transaction.


           On October 3, 2001, Harry Kraus loaned us $25,000 pursuant to a Debenture and Warrant Purchase Agreement with an interest rate of 14%. The agreement provides warrants for the purchase of up to 25,000 shares of common stock at $.33 per share, exercisable until October 3, 2003. The sale was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for exemption are that Mr. Kraus was an accredited investor, a sophisticated purchaser and had full access to the information on us necessary to make an informed investment decision by virtue of the due diligence conducted by the purchaser or available to the purchaser prior to the transaction.


           On January 1, 2002, we issued options for the purchase of 50,000 shares of our common stock to Hecht & Associates, P.C. The options are exercisable until January 1, 2007. One half of the options vested on January 11, 2002 and the remaining one half vest 10 days after the date on which our shares begin trading. The options are exercisable at $.333 per share, subject to downward adjustment based upon the average trading price for the 10 days after the date on which our shares begin trading. The issuance of the options was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for exemption are that Hecht & Associates, P.C. was an accredited investor, a sophisticated purchaser and had full access to the information on us necessary to make an informed investment decision by virtue of the due diligence conducted by the purchaser or available to the purchaser prior to the transaction.

           On January 28, 2002, we sold 500,000 shares of our common stock to Century Goal Holding Ltd. for $150,000, or $.30 per share, with options for the purchase of 500,000 additional shares. The options are not exercisable until six months after our registration statement currently on file with the Commission is declared effective and expire on February 1, 2005. The options are exercisable at a price equal to 70% of the average closing price of our common stock in the ten trading days prior to the exercise date. The sale of the shares and options was accomplished in reliance upon Regulation S promulgated under the Securities Act. The facts relied upon for the exemption were that the beneficial owner was a non-U.S. person as defined under the Securities Act.

           On April 29, 2002, we sold 75,000 shares of our common stock to Tim Kain for $30,000, or $.40 per share, with options for the purchase of 75,000 additional shares. The options are not exercisable until six months after our registration statement currently on file with the Commission is declared effective and expire on May 1, 2005. The options are exercisable at a price equal to 70% of the average closing price of our common stock in the ten trading days prior to the exercise date. The sale of the shares and options was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for exemption are that Tim Kain is an accredited investor, a sophisticated purchaser and had full access to the information on the registrant necessary to make an informed investment decision by virtue of the due diligence conducted by the purchaser or available to the purchaser prior to the transaction.

           On May 8, 2002, we sold 12,500 shares of our common stock to Matt Williams, an unrelated investor, for $5,000, or $.40 per share, with options for the purchase of 12,500 additional shares. The options are not exercisable until six months after our registration statement currently on file with the Commission is declared effective and expire on May 1, 2005. The options are exercisable at a price equal to 70% of the average closing price of our common stock in the ten trading days prior to the exercise date. The sale of the shares and options was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for exemption are that Matt Williams is an accredited investor, a sophisticated purchaser and had full access to the information on us necessary to make an informed investment decision by virtue of the due diligence conducted by the purchaser or available to the purchaser prior to the transaction.


           On May 20, 2002, Atlas Holdings Inc., the holder of 82.8% of our stock on such date, which had no business or assets and served only as a holding company, was merged into us. Pursuant to the merger (a) each issued and outstanding share of the stock of Atlas was exchanged for 986.12568 shares of our common stock, for a total of 8,458,000 shares of our common stock to the Atlas shareholders, and (b) 8,458,000 shares of our common stock owned by Atlas prior to the merger were cancelled. Jeremy Kraus, our Chairman and Chief Executive Officer, Garrett Miller, our Vice President and Director, Samuel Cohen, our President and Director, and Harry Kraus, the President of our subsidiary, OJI Surgical, Inc. and a Director, owned 41%, 25%, 25% and 2%, respectively, of Atlas before the merger. As a result of the merger, they now beneficially own 34%, 21%, 21% and 2%, respectively, of our common stock. The exchange of shares was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for exemption are that each of the Atlas shareholders is an accredited investor, a sophisticated purchaser and had full access to the information on us necessary to make an informed investment decision by virtue of the due diligence conducted by the shareholder or available to the shareholder prior to the transaction.


           On April 24, 2001, as consideration for making a financing commitment to us, Swartz Private Equity was issued the Commitment Warrants, subsequently amended with an issue date of May 21, 2002, to purchase 780,000 shares of our common stock. The exercise price for the Commitment Warrants is $1.00 per share, provided that on each six month anniversary of the issue date of May 21, 2002, if the shares are trading at that time, the exercise price is subject to adjustment based on the lowest closing price for the five trading days preceding the adjustment. The issuance of the warrants was accomplished in reliance upon
Section 4(2) of the Securities Act. The facts relied upon for exemption are that Swartz is an accredited investor, a sophisticated purchaser and had full access to the information on us necessary to make an informed investment decision by virtue of the due diligence conducted by the purchaser or available to the purchaser prior to the transaction.


           On June 14, 2002, we sold 37,500 shares of our common stock to Mark Walsh, an unrelated investor, for $15,000, or $.40 per share, with options for the purchase of 37,500 additional shares. The options are not exercisable until six months after our registration statement currently on file with the Commission is declared effective and expire on June 1, 2005. The options are exercisable at a price equal to 70% of the average closing price of our common stock in the ten trading days prior to the exercise date. The sale of the shares and options was intended to be accomplished in reliance upon Section 4(2) of the Securities Act. However, because we provided the investor with a copy of our registration statement on Form SB-2 currently on file with the Commission, but not yet effective, and available publicly on the Commission's EDGAR database, in response to a due diligence request by the investor prior to the sale, we may have engaged in a "general solicitation" invalidating the Section 4(2) exemption from registration. The facts relied upon for exemption are that Mark Walsh is an accredited investor, a sophisticated purchaser and had full access to the information on us necessary to make an informed investment decision by virtue of the due diligence conducted by the purchaser or available to the purchaser prior to the transaction.

           On June 21, 2002, we sold 62,500 shares of our common stock to Brian Kraus for $25,000, or $.40 per share, with options for the purchase of 62,500 additional shares. The options are not exercisable until six months after our registration statement currently on file with the Commission is declared effective and expire on June 1, 2005. The options are exercisable at a price equal to 70% of the average closing price of our common stock in the ten trading days prior to the exercise date. The sale of the shares and options was intended to be accomplished in reliance upon Section 4(2) of the Securities Act. However, because we provided the investor with a copy of our registration statement on Form SB-2 currently on file with the Commission, but not yet effective, and available publicly on the Commission's EDGAR database, in response to a due diligence request by the investor prior to the sale, we may have engaged in a "general solicitation" invalidating the Section 4(2) exemption from registration. The facts relied upon for exemption are that Brian Kraus is an accredited investor, a sophisticated purchaser and had full access to the information on us necessary to make an informed investment decision by virtue of the due diligence conducted by the purchaser or available to the purchaser prior to the transaction.

UNDERTAKINGS

           The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

                     i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

                     ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                     iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           The undersigned Registrant hereby further undertakes:

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES

           In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Plano, State of Texas on July 31, 2002.
                                         VALESC INC.


                                         By: /S/ JEREMY KRAUS
                                         --------------------
                                         Jeremy Kraus
                                         Chairman and Chief Executive Officer


           Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



/S/ SAMUEL COHEN
---------------------------------                      July 31, 2002
Samuel Cohen
Director and President
(chief financial and accounting officer)




/S/ GARRETT MILLER
---------------------------------                      July 31, 2002
Garrett Miller
Director and Vice President




/S/ HARRY KRAUS
----------------------------------                     July 31, 2002
Harry Kraus
Director

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


           Index of exhibits required by Item 601 of Regulation S-B:

           2.1 Merger Agreement dated as of March 21, 2001 between Valesc Inc. and NetCentral Capital Fund, Inc. (filed as part of our Form 8-K filed on March 23, 2001 and incorporated herein by reference);

           2.2 Share Purchase Agreement dated December 3, 2001 between Valesc Inc., SMT Enterprises Corporation and OJI Surgical, Inc. for the acquisition of OJI by Valesc (filed as part of our Form 8-K filed on December 21, 2001 and incorporated herein by reference);

           2.3 Merger Agreement dated May 20, 2002 between Valesc Inc. and Atlas Holdings Inc. (filed as part of our Form 8-K filed on May 22, 2002 and incorporated herein by reference);

           3.1 Amended and Restated Certificate of Incorporation (filed as part of our Form 8-K filed on March 23, 2001 and incorporated herein by reference);

           3.2 Amended and Restated By-Laws (filed as part of our Form 8-K filed on March 23, 2001 and incorporated herein by reference);

           4.1    Specimen Certificate for Common Stock;+

           5.1    Opinion of Hecht & Associates, P.C., regarding legality;+

           10.1 2001 Stock Option Plan (filed as part of our Form S-8 filed April 6, 2001 and incorporated herein by reference);

           10.2 Amended and Restated Employment Agreement between Valesc Inc. and Jeremy Kraus dated January 1, 2002;+


           10.3 Amended and Restated Employment Agreement between Valesc Inc. and Samuel Cohen dated January 1, 2002;+


           10.4 Amended and Restated Employment Agreement between Valesc Inc. and Garrett Miller dated January 1, 2002;+


           10.5 Amended and Restated Employment Agreement between OJI Surgical, Inc. and Harry Kraus dated January 1, 2002;+


           10.6 Manufacturer's Representative Agreement dated June 1, 1996, as amended, between OJI Surgical, Inc., and Acumed, Inc.;+


           10.7 Sales Representative Agreement dated July 1, 2000, between Harry Kraus, as representative, and Smith & Nephew, Inc.;+


           10.8 Sales Representative Agreement dated July 2, 2000, between Harry Kraus, as representative, and Smith & Nephew Orthopaedics;+

           10.9 Sales Representation Agreement dated March 1, 2002 between OJI Surgical, Inc./Harry Kraus and Hand Innovations, Inc. (filed as part of our Form 10-QSB filed on May 15, 2002 and incorporated herein by reference);

           10.10 Lease dated as of February 13, 2002 between Harry Kraus and OJI Surgical, Inc., and American Property Management Corp. (filed as part of our Form 10-QSB filed on May 15, 2002 and incorporated herein by reference);

           10.11 Second Amended Commitment Warrant to Purchase Common Stock between Valesc Inc. and Swartz Private Equity, L.L.C. with an issue date of May 21, 2002;*

           10.12 Shareholders Agreement dated May 21, 2002 by and among Valesc Inc., Harry Kraus, Edward Kraus, Jeremy Kraus, Garrett Miller and Samuel Cohen;*

           10.13 Termination Agreement dated May 21, 2002 by and between Valesc Inc. and Swartz Private Equity, LLC;*

           21.1   Subsidiaries of the Registrant;+


           23.1   Consent of counsel to the use of the opinion annexed at
                  Exhibit 5.1 is contained in the opinion;

           23.2 Consent of Certified Public Accountants for use of their report.


* Previously filed with this Registration Statement on May 24, 2002. + Previously filed with this Registration Statement on June 27, 2002.